    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000


                                                      REGISTRATION NO. 333-45306

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CELERITY SYSTEMS, INC.

                 (Name of small business issuer in its charter)

               DELAWARE                                  3651                                 52-2050585
     (State or other jurisdiction            (Primary Standard Industrial        (I.R.S. Employer Identification No.)
  of incorporation or organization)          Classification Code Number)

                             Celerity Systems, Inc.
                            122 Perimeter Park Drive
                           Knoxville, Tennessee 37922
                                 (865) 539-5300
         (Address and telephone number of principal executive offices)

                          Kenneth Van Meter, President
                             Celerity Systems, Inc.
                            122 Perimeter Park Drive
                           Knoxville, Tennessee 37922
                                 (865)539-5300
           (Name, address and telephone number of agent for service)

                                    COPY TO:

                               Shalom Leaf, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                551 Fifth Avenue
                            New York, New York 10176
                                 (212) 661-6500
                              (212) 697-6686 (fax)
                         ------------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
               THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                            PROPOSED           PROPOSED
                                                                            MAXIMUM            MAXIMUM
               TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE   AGGREGATE OFFERING       AMOUNT OF
            SECURITIES TO BE REGISTERED                  REGISTERED       PER SHARE(1)          PRICE         REGISTRATION FEE(3)
Common Stock, par value $.001 per share, issuable
  upon conversion of the outstanding principal
  amount of, and other amounts due under, the
  Company's $619,980 principal amount of 8%
  Convertible Debentures due 2003(2)................     1,131,000           $0.595           $672,945             $177.66
Common Stock, par value $.001 per share, issued
  April and May, 2000 and common stock issuable upon
  the exercise of certain outstanding warrants
  issued April and May, 2000 and expiring on April
  and May, 2003.....................................     1,428,952           $0.595          850,226.44            224.46
Common Stock, $.001 par value, per share............     2,086,596           $0.595         1,241,524.62           $327.76
Total...............................................     4,646,548                          $2,764,696.06          $729.88


(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee, and is the average of the high and low prices reported on the OTC bulletin board for August 31, 2000.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registrant hereby registers such additional shares as may be issuable pursuant to certain anti-dilution provisions of any of the Convertible Debentures described above.


(3) Previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                4,646,548 SHARES

                                     [LOGO]

                             CELERITY SYSTEMS, INC.

                                  COMMON STOCK

                               ------------------

    The Selling Stockholders are offering 4,646,548 shares of common stock. Celerity Systems, Inc. will not receive any proceeds from the sale of shares by the Selling Stockholders.


    Celerity markets interactive video products including digital video servers and digital set up boxes. Our common stock is traded on the OTC bulletin board under the symbol "CLRT". The last reported sale price of our common stock on September 28, 2000 was $0.70 per share.


    INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION WHETHER WE CAN CONTINUE AS A GOING CONCERN, OUR NEED TO RAISE CAPITAL, AND OUR HISTORY OF LOSSES AND ACCUMULATED DEFICIT. SEE "RISK FACTORS", BEGINNING ON PAGE 5.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS OCTOBER 5, 2000

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "OUR," AND "US" REFER TO CELERITY SYSTEMS, INC., A DELAWARE CORPORATION.

                                  THE COMPANY

    The Company markets interactive video products to a variety of markets. Its principal products are digital video servers and digital set top boxes. The Company's primary services include design, development, integration, installation, operation, and maintenance services.

                                  THE OFFERING


    On behalf of several owners of certain of the Company's securities (the "Selling Stockholders"), the Company is registering the following 4,646,548 shares of its common stock. See "Selling Stockholders" on page 37.



Securities Offered by the
Selling Stockholders.................  1,428,952 shares of our Company's Common Stock (the "Common
                                       Stock") that were issued in April and May 2000 or that may be issuable upon exercise of outstanding warrants of the
                                       Company issued in April and May 2000 and expiring in April and May 2003;

                                       1,131,000 shares of Common Stock that are or may be issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under the Company's 8%
                                       Convertible Debentures due 2003; and

                                       2,086,596 shares of Common Stock otherwise issued or
                                       issuable.

Use of Proceeds......................  We will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders or upon conversion of any of the Convertible Securities
                                       described herein. We will receive varying amounts upon
                                       exercise of the warrants, although more than two-thirds of the warrants are exercisable at $1.4375 per share. If all
                                       the warrants are exercised, we will receive $593,609 which we will use for general corporate purposes. Information
                                       concerning the Selling Stockholders may change from time to time and will be set forth in supplements to this
                                       prospectus. See "Use of Proceeds", "Description of
                                       Securities", and "Selling Stockholders" on pages 16, 40, and
                                       37, respectively.

Risk Factors.........................  Investors in the Common Stock should have the ability to lose their entire investment since an investment in the
                                       Common Stock is speculative and involves a high degree of
                                       risk, including questioning our ability can continue as a
                                       going concern, our need to raise capital, and our history of losses and accumulated deficit. See "Risk Factors" on page
                                       5.

Offering Price.......................  The Selling Stockholders may sell all or part of the shares of Common Stock offered hereby from time to time in amounts and on terms to be determined at the time of sale. See "Plan of Distribution" on page 47.

OTC Bulletin Board Symbol............  "CLRT"


                               RECENT DEVELOPMENT


    On August 31, 2000, we consummated the sale of 41 shares of our Series A convertible preferred stock ("Preferred Stock") to private investors for $410,000 (the "Series A Placement"). Each share of the Preferred Stock has a liquidation preference of $10,000. The Preferred Stock is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.40 per share or 75% of the market price of the Common Stock at the time of conversion. The Preferred Stock is convertible no earlier than 90 days from its issuance or the date of effectiveness of a registration statement registering the Common Stock into which the Preferred Stock is convertible. The registration statement of which this prospectus forms a part does not register any shares of such Common Stock. See "Description of Securities--Series A Preferred Stock" on page 41.


    The holders of the Preferred Stock can require us to redeem their shares and we can redeem the Preferred Stock at our option upon the occurrence of certain events at varying premiums over the liquidation preference. We have agreed to register the Common Stock into which the Preferred Stock is convertible and to have the applicable registration statement declared effective within 195 days of the Preferred Stock's issuance. We will be required to pay the holders liquidated damages if we do not timely file the registration statement, succeed in having it declared effective as stated, and in certain other circumstances. See "Description of Securities--Series A Preferred Stock" on page 41.

                                  RISK FACTORS

    YOU SHOULD READ AND UNDERSTAND THE FOLLOWING RISK FACTORS CAREFULLY BEFORE PURCHASING OUR COMMON STOCK. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS. THAT THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES IS MORE FULLY DESCRIBED ON PAGE 49. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

FINANCIAL RISKS RELATING TO THE COMPANY

    ABILITY TO CONTINUE AS A GOING CONCERN


    There is substantial uncertainty about our ability to continue as a going concern. The report of our independent accountants with respect to our December 31, 1998 and December 31, 1999 financial statements contains an explanatory paragraph regarding this uncertainty and expressed substantial doubt about such ability resulting from our recurring losses, and cash flow and working capital problems. We have also significantly scaled back our operations as a result of these factors. The lack of sales or a significant financial commitment raises substantial doubt about our ability to continue as a going concern, to operate our business on a full-scale basis, or to satisfy the possible claims of our creditors. There can be no assurance that we will ever receive the funds necessary for us to continue as a going concern or to operate our business, or to satisfy the possible claims of our creditors.


    NEED FOR ADDITIONAL FINANCING


    At June 30, 2000 we had cash and cash equivalents of approximately $449,300 and a negative working capital of approximately $202,000, and we are dependent upon the receipt of additional financing in order to continue as a viable entity. We will not be able to continue operations without additional financing. The receipt of any additional net proceeds will be applied to our working capital needs and outstanding obligations. We cannot assure you that such additional financing will be available when needed on acceptable terms, if at all.


    HISTORY OF LOSSES AND ACCUMULATED DEFICIT

    We had net losses of approximately $8,675,000 for 1997, $6,955,800 for 1998, $5,408,200 for 1999 and $3,282,400 for the six months ended June 30, 2000. We had an accumulated deficit of approximately $14,472,100 at December 31, 1997, $21,428,000 at December 31, 1998, $26,836,100 at December 31, 1999 and
$30,118,500 at June 30, 2000. Our losses have continued since June 30, 2000. We cannot assure you that the losses will shrink or cease, that we will ever operate profitably, or continue as a going concern. We may experience fluctuations in future operating results as a result of a number of factors, including delays in digital video product enhancements and new product introductions. We cannot assure you that we will be able to develop commercially successful products or that we will recognize significant revenues from such products.

RISKS RELATING TO THE COMPANY'S STOCK AND OTHER SECURITIES

    NEED FOR INCREASE IN AUTHORIZED SHARES OF COMMON STOCK


    We believe that our ability to survive depends on our ability to increase the number of authorized shares of Common Stock that we can issue. Our stockholders have been asked to approve an amendment to our Certificate of Incorporation authorizing our Board of Directors to issue an additional 35 million shares of Common Stock, raising the number of authorized shares of Common Stock from 15,000,000 to 50,000,000. Our Board of Directors unanimously adopted a resolution to this effect and recommends that the stockholders approve such amendment at the 2000 Annual Meeting of Stockholders, currently scheduled for October 17, 2000.

    As of September 15, 2000, 12,512,448 shares of Common Stock were outstanding and approximately 3.4 million shares are reserved for issuance in relation to outstanding options, warrants, our Stock Option Plans, and shares issuable upon conversion of convertible securities, including those that feature fluctuating conversion prices ("Fluctuating Price Securities"), including shares of Common Stock issuable upon the conversion of the Preferred Stock. However, before consideration of the Series A Placement and the underlying Common Stock, we have obligations to issue 930,944 shares of Common Stock which are not authorized by our Certificate of Incorporation. At September 28, 2000, converting the securities issued in connection with the Series A Placement on a pro forma basis, we would have issued an additional 784,800 shares of Common Stock (approximately) from the conversion of the Preferred Stock and 360,000 shares of Common Stock from the exercise of the warrants issued as part of the placement fee.


    The Board of Directors considers this proposed increased in the number of our authorized shares of Common Stock a matter critical to our survival. We have financed our operations through the issuance of Common Stock and securities exercisable for or convertible into Common Stock. We no longer have any authorized shares that we can issue for additional financing. Without the approval of this amendment, we will be forced to find alternative sources of capital which management believes will be very difficult, if possible at all.

    FLUCTUATING PRICE SECURITIES


    We have issued securities which are convertible into shares of Common Stock which feature fluctuating conversion prices ("Fluctuating Price Securities"), set as a percentage of the market price of the Common Stock, and the existence of such securities could have a negative impact on the market price of the Common Stock. Our Fluctuating Price Securities consist of three tranches of convertible debentures (the "Convertible Debentures") and the Preferred Stock (together with the Convertible Debentures, the "Convertible Securities"). The conversion price of the Preferred Stock and all the Convertible Debentures is a percentage of the market price of our Common Stock; other terms of the three tranches vary. The lower the price of the Common Stock at the time of conversion, the more shares a holder of Convertible Securities receives upon conversion of the Convertible Securities; the higher the price of the Common Stock at the time of conversion, the fewer shares a holder receives upon conversion. At September 29, 2000, $969,579, aggregate principal amount, of Convertible Debentures was outstanding.



    In total, at September 29, 2000, we had issued an aggregate of 2,822,468 shares of Common Stock upon conversion of Convertible Debentures. We would have issued, approximately, an additional 1.67 million shares, approximately, had conversion notices for all outstanding Convertible Debentures been received effective September 29, 2000. If the Preferred Stock had been outstanding and fully convertible on September 28, 2000, and its holders delivered conversion notices effective at such date for all 41 shares and we had sufficient authorized but unissued shares of Common Stock to honor such conversions (none of such conditions being true), we would have issued approximately 784,800 shares pursuant to such conversions. In connection with the Series A Placement, we issued five-year warrants to purchase 360,000 shares of Common Stock at an exercise price of $0.70 per share. See "Description of Securities--Series A Preferred Stock" on page 41.


    POTENTIAL DILUTION

    Conversions of Fluctuating Price Securities could have a substantially dilutive effect on the interests of current holders of Common Stock. The issuance of Common Stock upon conversions of Convertible Securities will have a dilutive effect on the interests of other holders of Common Stock as long as the price of the Common Stock remains above the maximum exercise price in the respective Convertible Securities. Depending on the amount of Convertible Securities that are eligible to be converted and are actually converted, any downward movement of the price of the Common Stock, and the prices at which holders of Convertible Securities convert and the number of shares issued, the dilutive effect on existing holders of Common Stock could be substantial.


    Conversions of the Convertible Securities and sales of the Common Stock issued upon conversion could lower the price of the Common Stock due to the additional supply of shares in the public marketplace. Subsequent conversions and sales, putting additional shares of Common Stock into the market, could lower the price further. Any decrease in the price of the Common Stock could attract the attention of investors, including holders of Convertible Securities, and encourage short sales of the Common Stock. Short sales could place further downward pressure on the price of the Common Stock. See "Description of Securities--Series A Preferred Stock--The Preferred Stock as Fluctuating Price Securities" on page 43.



    Additional shares of Common Stock are required to be, but have not been, issued for interest and liquidated damages due under the Convertible Debentures and as a result of triggering of antidilution provisions of other instruments and agreements.



    DEFAULT ON OBLIGATIONS TO REGISTER SHARES OF COMMON STOCK



    All Common Stock issuable upon the conversion of any portion of the Convertible Securities is "restricted" stock, meaning that it is not registered under the 1933 Act, as amended, and cannot be sold except pursuant to an exemption thereto. Accordingly, the respective transaction documents obligate us to register such Common Stock for the purpose of permitting the holders thereof to sell such stock on the open markets at a time of their choosing. We have not timely filed a registration statement covering the shares into which a portion of Convertible Debentures are convertible, and we are required to pay the holders of those debentures 2% per month of the principal amount outstanding as liquidated damages until such a registration statement is declared effective. As $919,980 of such debentures are outstanding, approximately $12,400 is payable monthly, in cash or stock at the option of the holder of the debentures. On
June 4, 2000, we made a payment of $9,000 toward our obligations for the month of May 2000. The registration statement of which this prospectus is a part is intended to comply with our obligations thereunder and permit the cessation of such liquidation damages.



    If the registration statement of which this prospectus is a part is not declared effective prior to December 21, 2000, we will be in default of our registration obligations toward Kidston Consultants, LLC ("Kidston") and will begin owing liquidated damages of approximately $20,400 each month a registration statement registering their shares is not declared effective.


    We have agreed to register the Common Stock into which the Preferred Stock is convertible and for which certain warrants may be exercised within 60 days following issuance of the Preferred Stock and to have the applicable registration statement declared effective within 195 days of the Preferred Stock's issuance. We will be required to pay the holders liquidated damages if we do not timely file the registration statement (75 days from issuance), succeed in having it declared effective as stated, and in certain other circumstances. See "Description of Securities--Series A Preferred Stock" on page 41.

    COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND IS SUBJECT TO PENNY STOCK
     RULES

    Our loss of access to the Nasdaq SmallCap market could have a material adverse effect on the Company's business prospects. The Common Stock was delisted from trading on the Nasdaq SmallCap Market effective October 21, 1999 and is now traded on the OTC bulletin board. The delisting followed a Nasdaq panel's determination that we did not meet the $1.00 per share bid price and $2,000,000 net tangible assets requirements to maintain our listing on the Nasdaq SmallCap Market. The panel also cited the explanatory paragraph in our auditors report on our December 31, 1998 financial statements regarding substantial doubt about our ability to continue as a going concern. Nasdaq provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our Common Stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information, as well as news coverage about our Common

Stock. The delisting may also lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for such securities and our ability to issue additional securities or to secure additional financing.


    The price of the Common Stock could make it more difficult for stock holders to sell their shares. As long as the trading price of the Common Stock is less than $5.00 per share, (the closing bid price on September 28, 2000 was $0.70) the Common Stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such a stock price could also cause the Common Stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:


    - send buyers an SEC-prepared disclosure schedule before completing the sale,

    - disclose his commissions and current quotations for the security,

    - disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and

    - send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

    These additional burdens may discourage broker-dealers from effecting transactions in the Common Stock. Thus, if our Common Stock were to fall within the definition of a penny stock, the Company's liquidity could be reduced, and there could be an adverse effect on its trading market.

    SHARES ELIGIBLE FOR FUTURE SALE


    Other than certain shares held by certain of our affiliates, substantially all of our shares of Common Stock are freely transferable without restriction or further registration under the Securities Act. The remaining shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold pursuant to Rule 144, other than shares of Common Stock underlying certain options, warrants and convertible securities which may be sold under Rule 144 pursuant to Rule 701 under the Securities Act or if "cashless exercise" provisions are utilized in connection with their exercise. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" on page 46.


    VOLATILITY OF STOCK PRICE


    The average daily trading volume of the Common Stock during September 2000 was approximately 40,000 shares. With such limited trading, trades of a few thousand shares have demonstrated the ability to move the market price of the Common Stock, sometimes substantially. If several persons wishing to sell Common Stock submit their orders too closely to the others, a market imbalance could occur, adversely affecting the price of the Common Stock. The extent to which the price would recover over time, if at all, cannot be predicted.


    The market prices of equity securities of computer technology and software companies have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the Common Stock may be highly volatile. The market price of the Common Stock may be significantly affected or may fluctuate substantially due to factors such as the following: announcements by the Company or its competitors concerning products, patents, technology and governmental regulatory actions; other events affecting computer technology and software companies generally; and general market and economic conditions. See "Market Information" on page 17.

    NON-CASH CHARGES

    We are required to reflect the difference between the aggregate conversion price of all of the Convertible Securities and the current fair market value (on the date of issuance of the respective Convertible Securities) of the common shares underlying the Convertible Securities as a discount on the Convertible Securities and as additional paid in capital. This discount is amortized as a noncash interest expense over a 90-day period beginning on the date of issuance of the Convertible Securities.

    Noncash charges in 1999 were $285,235, and in the first half of 2000, were $658,339. As of August 30, 2000, no noncash charges relating to such issuances were accruing, but issuance of the Preferred Stock will cause us to take noncash charges in the third and fourth quarter of 2000 of $13,928 and $27,857 in the fourth quarter.

    If we issue additional securities convertible into Common Stock at a discount to the then current price of the Common Stock, an applicable noncash charge must be taken. See Note 9 to the financial statements.

    LACK OF DIVIDENDS

    We have never paid any dividends on our Common Stock. We anticipate that, for the foreseeable future, any earnings that may be generated from operations will be used to support internal growth and that dividends will not be paid to stockholders. See "Dividend Policy" on page 16.

RISKS RELATING TO THE COMPANY OPERATIONS

    DEPENDENCE ON KEY PERSONNEL

    Our success depends to a significant extent on the performance and continued service of senior management, particularly Kenneth D. Van Meter. Our failure to retain the services of key personnel or to attract additional qualified employees could materially adversely affect us.

    We entered into employment agreements with Messrs. Van Meter and West, however, both agreements have expired and have not been renewed. Mr. Van Meter continues to work for us without a contract. See "Management--Employment Agreements" on page 35.

    We do not carry key-man insurance on Mr. Van Meter.

    NECESSITY OF ATTRACTING AND RETAINING EMPLOYEES


    We currently have seven employees, down from approximately 45 employees in July 1998. As of September 29, 2000, we owed over $147,000 to our former employees and will not be able to continue to pay our current employees if we do not obtain additional funds to pay them. Their departure could have a material adverse effect on the Company. See "Business--Employees" on page 29.


    RELIANCE ON KEY CUSTOMERS

    We have only two customers to whom we have obligations to sell products.


    WIT Technologies, Inc. ("WIT") of Seattle, Washington, has signed an agreement with us to buy a number of CTL 9500 digital video servers and a minimum of 500,000 digital set top boxes over the next five years. The Company estimates that, should this obligation be fulfilled, this would result in approximately $275 million in revenue over five years. However, if WIT fails to make its minimum purchases, only $100,000 in liquidated damages become payable to us. WIT placed its first order on September 27, 2000 for 100 of our T 6000 set top boxes for a purchase price of approximately $55,000. See "Business--Customers" on page 26.

    Any termination or material alteration of the business relationship with WIT could have a significant adverse effect on our business. If WIT is unable or unwilling to comply with the terms of its agreement with us, our ability to conduct the business of the Company may be materially affected.

    In February 1999, the Company received a purchase order from Hopkinsville Electric Service ("HES") which included one CTL 9000 digital video server and up to 1,000 T 6000 digital set top boxes. HES has paid a deposit on 25 set top boxes which was scheduled to ship in the second quarter of 1999, along with the CTL 9000 digital video server. However, HES' network is not yet available, and, given the aged nature of this order, we are uncertain when, if ever, HES will request delivery of the balance of this order.

    NEED FOR STRATEGIC ALLIANCES

    We believe that there are certain potential advantages to entering into one or more strategic alliances with major interactive network or product providers. Although we have entered into certain of such alliances, we are actively seeking to enter into more of such alliances. Certain of our competitors and potential strategic allies may have entered into or may enter into agreements which may preclude such potential allies from entering into alliances with us. We cannot assure you that we will be successful in entering into any such strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that they will realize the anticipated benefits from such strategic alliance.

    LIMITED SALES; LIMITED MARKETING AND SALES EXPERIENCE

    We have limited resources and limited experience in marketing and selling our products. We had less than $86,000 in revenues for 1999 from continuing operations, and have had no revenues in the first six months of 2000 from interactive video products and services. We discontinued our CD-ROM segment, although we have continued to receive small orders in 1999 and 2000. We cannot assure you that we will be able to establish and maintain adequate marketing and sales opportunities or make arrangements with others to perform such activities.

    Achieving market penetration will require significant efforts to create awareness of and demand for our products. Accordingly, our ability to expand our customer base will depend upon our marketing efforts, including our ability to establish an effective internal sales organization or strategic marketing arrangements with others. Our failure to successfully develop marketing and sales opportunities will have a material adverse effect on our business. Further, we cannot assure you that such development will lead to sales of our current or proposed products.

    DEPENDENCE ON SUPPLIERS; MANUFACTURING RISKS

    One of our principal products, the CTL 9500 video server, is manufactured by nCube Corporation of Foster City, California ("nCube") on an OEM basis. While we believe nCube to be a reliable supplier, our agreement with them is only for two years and began in June 2000. If nCube proves unable or unwilling to comply with the terms of our agreement, a material adverse effect on the Company could result. See "Business--Products" on page 24.

    We rely primarily on outside suppliers and subcontractors for substantially all of our parts, components and manufacturing supplies. Certain materials are currently available only from a limited number of suppliers. We do not maintain long-term supply contracts with our suppliers. The disruption or termination of our supply or subcontractor arrangements could have a material adverse effect on our and results of operations. Our reliance on third parties involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity and potential misappropriations of our intellectual property. In addition, vendor delays or quality problems could also result in lengthy production delays.

    To obtain additional manufacturing resources, we may contract for manufacturing by third parties or may seek to enter into joint venture, sublicense, or other arrangements with another party which has established manufacturing capability. Alternatively, we may choose to pursue the commercialization of such products on our own. We cannot assure you that, either on our own or through arrangements with others, we will be able to obtain such arrangements on acceptable terms.

    VARIABILITY OF QUARTERLY OPERATING RESULTS

    Variations in our revenues and operating results occur from time to time as a result of a number of factors, such as the number of interactive video projects in which we are engaged, the completion of work or achievement of milestones on long-term projects, and the timing and progress of our product development efforts. The timing and realization of revenues is difficult to forecast, in part, because our sales and product development cycles for interactive video products can be relatively long and may depend on factors such as the size and scope of our projects. Other than our agreement with WIT, we have not received a substantial new order for continuing operations since May 1999. Furthermore, as a result of a variety of other factors, including the introduction of new products and services by competitors, and pricing pressures and economic conditions in various geographic areas where our customers and potential customers do business, our sales and operating results may vary substantially from year to year and from quarter to quarter. The variation in sales and operating results may be expected to increase as a result of discontinuing of our CD-ROM operations. In addition, the timing of revenue recognition for revenue received from long term projects under our accounting policies may also contribute to significant variations in our operating results from quarter to quarter.

RISKS RELATING TO THE TECHNOLOGY MARKETPLACE

    COMPETITION

    The interactive video industry is highly competitive. Many of the companies with which we currently compete or may compete in the future have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to customers, than ours. In addition, certain of such competitors have entered into strategic alliances which may provide them with certain competitive advantages. We can not assure you that we will be able to compete successfully with existing or future competitors.

    UNCERTAIN MARKET ACCEPTANCE

    To date, we have not gained wide market acceptance for our products. We are engaged in the design and development of interactive video products. As with any new technology, there is a substantial risk that the marketplace may not accept the technology utilized in our products. Market acceptance of our products will depend, in large part, upon our ability to demonstrate the performance advantages and cost-effectiveness of their products over competing products and the general acceptance of interactive video services. In particular, we believe that widespread deployment of interactive video systems will depend on a number of factors, including: decreases in the cost per subscriber; the "user-friendliness" of such systems, particularly set top boxes and remote controls which are relatively easy to understand and use; and improvements in the quantity and quality of interactive services available. Although recent developments have reduced the cost per subscriber, and we anticipate that such costs will continue to decrease as interactive video systems are more widely deployed, the current cost per subscriber may make the system too expensive for a number of potential network operators. We cannot assure you that they will be able to market their technology successfully or that any of their current or future products will be accepted in the marketplace.

    NO ASSURANCE OF TECHNOLOGICAL SUCCESS

    Our ability to commercialize our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. Because of our lack of funds, we have essentially ceased research and development efforts, except for incremental improvements to the existing T 6000 set top box. If we resume such efforts, we cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. Our failure to resume such efforts or any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on the Company. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products. We believe there are certain technological obstacles to be overcome in order to develop future products. These obstacles include the lack of an electronic data interchange server interface (used for real-time exchange of data between servers) and enhancements in the ability to access and utilize information stored on remote servers. In certain cases, we will be dependent upon technological advances which must be made by third parties. We cannot assure you that they or such third parties will not encounter technological obstacles which either delay or prevent us from completing the development of our future products. Such obstacles could have a material adverse effect on the Company. See "Business--Research and Developments Costs" on page 28.

    PRODUCT OBSOLESCENCE; TECHNOLOGICAL CHANGE

    The industries in which we operate is characterized by unpredictable and rapid technological changes and evolving industry standards. We will be substantially dependent on our ability to identify emerging markets and develop products that satisfy such markets. We cannot assure you that we will be able to accurately identify emerging markets or that any products we have or will develop will not be rendered obsolete as a result of technological developments. We believe that competition in our business may intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than ours are engaged in the development of products similar to those we sell. Commercial availability of such products could render our products obsolete, which would have a material adverse effect on the Company. From time to time, we may announce new products or technologies that have the potential to replace our existing products offerings. We cannot assure you that the announcement or expectation of new product offerings by us or others will not cause customers to defer purchases of our existing products, which could materially adversely affect the Company.

    ERRORS AND OMISSIONS; SOFTWARE AND HARDWARE BUGS

    Certain of our products consist of internally developed software and hardware component sets, purchased software from third parties and purchased hardware components. Additionally, we outsource substantially all of the manufacturing of our products, including the installation and configuration of certain hardware and software components. There is a substantial risk that these components will have or could develop certain errors, omissions or bugs that may render our products unfit for the purposes for which they were intended. While there are no such known errors, omissions or bugs, we cannot assure you that such errors, omissions or bugs do not currently exist or will not develop in our current or future products. Any such error, omission or bug found in our products could lead to delays in shipments, recalls of previously shipped products, damage to our reputation, and other related problems which would have a material adverse effect on the Company.

    LACK OF PATENT AND COPYRIGHT PROTECTION

    Although we have filed a provisional patent application with respect to certain technologies contained in our T 6000 set top box, we hold no patents and have not generally filed patent applications. Our methods of protecting our proprietary knowledge may not afford adequate protection.

We cannot assure you that any patents applied for will be issued, or, if issued, that such patents would provide them with meaningful protection from competition. It is possible that our technology will be subject to theft and infringement. Furthermore, in accordance with our current business plan, it will be necessary for us to make our intellectual property available to vendors, customers, and other companies in the industry, making it even more difficult to protect our technology.

    RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

    Technology-based industries, such as ours, is characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that we use and are important to our products. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid any alleged infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on the Company.

    EFFECT OF INDUSTRY STANDARDS AND COMPATIBILITY WITH EQUIPMENT AND SOFTWARE

    The interactive video industry is currently characterized by emerging technological standards. Widespread commercial deployment of our products will depend on determinations by the industry as to whether such products will be compatible with the infrastructure equipment and software which comprise those standards. Failure to comply substantially with industry standards in a timely manner, either as they exist at a given time or as they may evolve in the future, could have a material adverse effect on the Company. In some cases, to be compatible with industry standards, we may need to obtain the cooperation of our suppliers, partners, and competitors, and we cannot assure you that such cooperation can be obtained on commercially reasonable terms.

RISKS RELATING TO MANAGEMENT'S CONTROL OF THE COMPANY AND CHANGES OF CONTROL

    CONTROL BY MANAGEMENT


    Our officers and directors beneficially own approximately 15.5% of the outstanding Common Stock. As a result of such ownership, management may have the ability to control or substantially influence both the election of the directors and the outcome of issues submitted to a vote of stockholders. See "Principal Stockholders" on page 36.


    POSSIBLE EFFECTS OF THE CONVERTIBLE DEBENTURES

    The existence of the Convertible Securities may discourage attempts to acquire the Company. In response to information regarding a possible acquisition attempt, holders of Convertible Securities could elect to convert any or all of their holdings of Convertible Securities into Common Stock, thus raising the amount of Common Stock an acquirer must acquire to gain control of the Company. Also, any Convertible Securities that the holders do not convert would remain outstanding after an acquisition unless the acquirer or the Company redeems the Convertible Securities at 125% or 135% of the principal amount of the applicable debentures or of the liquidation preference (plus interest) of the Preferred Stock. Any future issuances of GMF Debentures would not be redeemable at our option and would either remain outstanding after an acquisition, representing future dilution to the interest of the acquirer, or would require private negotiations by the acquirer to purchase those securities. All outstanding Convertible Debentures, by their terms, become obligations of an entity which assumes all our liabilities.

    All the Convertible Debentures contain a provision that states that we are not obligated to issue such number of shares of the Common Stock that would constitute a change of control of the Company or would exceed 19.99% of our then outstanding Common Stock. Furthermore, the Spring 1999 Debentures contain a provision which restricts us from issuing any holder thereof an amount of Common Stock, which when combined with such holder's existing Common Stock ownership, would exceed 4.99% of the then outstanding Common Stock. These provisions were included to comply with regulations of the Nasdaq SmallCap Market (which no longer apply to us), to prevent holders from becoming our affiliate, and to prevent a security holder from taking control of the Company without the affirmative vote of the holders of our Common Stock. See "Description of Securities--Convertible Debentures" on page 43.

    POSSIBLE EFFECTS OF THE PREFERRED STOCK

    The existence of the Preferred Stock may discourage attempts to acquire the Company. In response to information regarding a possible acquisition attempt, holders of Preferred Stock could elect to convert any or all of their holdings into Common Stock, thus raising the amount of Common Stock an acquirer must acquire to gain control of the Company.

    The Preferred Stock requires that we give them written notice of a Major Transaction (as defined in the Certificate of Designation) between 15 and 10 days prior to its consummation. After receipt of such notice, if holders of two-thirds of Preferred Stock then outstanding vote in favor of redemption, we will be required to redeem all the outstanding shares of Preferred Stock at the greater of the Liquidation Value (as defined in the Certificate of Designation) or the value of Common Stock the holders would have received had they converted.

    The Preferred Stock restricts us from issuing to any holder thereof an amount of Common Stock, which when combined with such holder's existing Common Stock ownership, would exceed 4.99% of the then outstanding Common Stock. This provision was included to prevent holders from becoming our affiliate. See "Description of Securities--Series A Preferred Stock" on page 41.

    EXISTENCE OF "BLANK CHECK" PREFERRED STOCK


    Our Certificate of Incorporation authorizes our Board of Directors to issue up to 2,999,950 shares of "blank check" preferred stock. The Board of Directors, without stockholder approval, may fix all the rights of the preferred stock. The issuance of such stock could, among other results, negatively affect the voting power of the holders of Common Stock. Under certain circumstances, the issuance of the preferred stock would make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Such provisions may discourage attempts to acquire the Company. See "Description of Securities--Preferred Stock" on page 41.


    ANTI-TAKEOVER EFFECTS ASSOCIATED WITH DELAWARE LAW

    In addition, certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company without the approval of the Board of Directors, even if such acquisition would be beneficial to stockholders. See "Description of Securities--Delaware Anti-Takeover Law" on page 45.

    LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS


    Our Certificate of Incorporation includes provisions to eliminate, to the extent permitted by law, the personal liability of directors for monetary damages arising from a breach of their fiduciary duties as directors. Our Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) we shall indemnify, and upon request shall advance expenses to, any director in connection with any action related to such a breach of their fiduciary duties as directors to the extent permitted by law. In addition, our Certificate of Incorporation requires that we indemnify any director, officer, employee or agent of ours for acts which such person conducted in good faith. As a result of such provisions, stockholders may be unable to recover damages against the directors and officers for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties. This may reduce the likelihood of stockholders instituting derivative litigation against directors and officers. This may also discourage or deter stockholders from suing directors, officers, employees, and agents of ours for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and our stockholders. See "Description of Securities--Directors' Limitation of Liability and Indemnification" on page 45.


OTHER BUSINESS RISKS

    PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

    The manufacture and sale of our products entail the risk of product liability claims. In addition, many of the telephone, cable, and other large companies with which we do or may do business may require financial assurances of product reliability. At the present time we do not maintain product liability insurance.

    GOVERNMENT REGULATION

    The Federal Communications Commission and certain state agencies regulate certain of our products and services and certain of the users of such products and services. We are also subject to regulations applicable to businesses generally, including regulations relating to manufacturing. We rely upon, and contemplate that they will continue to rely upon, our corporate partners or interactive video system sponsors to comply with applicable regulatory requirements. We cannot assure you that such regulations will not materially adversely affect us by jeopardizing the projects in which we are participating, by imposing burdensome regulations on the users of the products, by imposing sanctions that directly affect us, or otherwise. Changes in the regulatory environment relating to the industries in which we compete could have an adverse effect on the Company. We cannot predict the effect that future regulation or regulatory changes may have on our business.

    GENERAL ECONOMIC CONDITIONS

    The industry in which we compete relies in part upon consumer confidence and the availability of discretionary income. Both of these can be adversely affected during a general economic downturn. In addition, potential customers may not be willing or able to commit funds to interactive video projects during such a downturn.

                                  THE COMPANY

    We were incorporated in Tennessee in 1993 and were reincorporated in Delaware in August 1997. We design, develop, integrate, install, operate, and support interactive video services hardware and software. In the interactive video services area, we seek to provide solutions, including products and services developed by us and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches.


    Our principal executive offices are located at 122 Perimeter Park Drive, Knoxville, Tennessee 37922 and our telephone number is (865) 539-5300. We maintain a website at http://www.celerity.com. This reference to our website address does not constitute incorporation by reference of the information contained on our website, so you should not consider any information on our website to be a part of this prospectus.


RECENT DEVELOPMENT


    On August 31, 2000, we consummated the sale of 41 shares of our Series A convertible preferred stock ("Preferred Stock") to private investors for $410,000 (the "Series A Placement"). Each share of the Preferred Stock has a liquidation preference of $10,000. The Preferred Stock is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.40 per share or 75% of the market price of the Common Stock at the time of conversion. The Preferred Stock is convertible no earlier than 90 days from its issuance or the date of effectiveness of a registration statement registering the Common Stock into which the Preferred Stock is convertible. The registration statement of which this prospectus forms a part does not register any shares of such Common Stock. See "Description of Securities--Series A Preferred Stock" on page 41.


    The holders of the Preferred Stock can require us to redeem their shares and we can redeem the Preferred Stock at our option upon the occurence of certain events at varying premiums over the liquidation preference. We have agreed to register the Common Stock into which the Preferred Stock is convertible and to have the applicable registration statement declared effective within 195 days of the Preferred Stock's issuance. We will be required to pay the holders liquidated damages if we do not timely file the registration statement, succeed in having it declared effective as stated, and in certain other circumstances. See "Description of Securities--Series A Preferred Stock" on page 41.

                                USE OF PROCEEDS


    We will not receive any proceeds from any sale of the shares offered hereby or upon conversion of the Convertible Securities. We will receive varying amounts upon exercise of the warrants although more than two-thirds of the warrants are exercisable at $1.4375 per share. If all the warrants are exercised, we will receive $593,609 which we will use for general corporate purposes. See "Selling Stockholders" and "Plan of Distribution" on pages 37 and 47, respectively.


                                DIVIDEND POLICY

    We have not paid dividends on our Common Stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development and expansion of our business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                               MARKET INFORMATION

    The Common Stock ceased trading on the Nasdaq SmallCap Market on
October 21, 1999 and is currently traded on the OTC Bulletin Board under the symbol "CLRT". See "Risk Factors--Common Stock Trades on the OTB Bulletin Board and is Subject to Penny Stock Rules" on page 7.

    The following table sets forth, for the fiscal periods indicated, the high and low bid prices of a share of Common Stock for the last eight quarterly periods. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                                HIGH       LOW
                                                              --------   --------
Fiscal year 1998
    3rd Quarter.............................................   $2.500     $0.938
    4th Quarter.............................................   $2.688     $0.656

Fiscal year 1999
    1st Quarter.............................................   $1.625     $0.750
    2nd Quarter.............................................   $1.125     $0.406
    3rd Quarter.............................................   $1.500     $0.375
    4th Quarter.............................................   $0.719     $0.125

Fiscal year 2000
    1st Quarter.............................................   $2.438     $0.516
    2nd Quarter.............................................   $2.250     $0.297
    3rd Quarter.............................................   $1.375     $0.594



    As of September 15, 2000 there were approximately 144 holders of record of the Common Stock.


    We have not paid dividends on the Common Stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development and expansion of the business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other factors the Board of Directors deems relevant. See "Dividend Policy" on page 16.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and notes thereto and other financial information appearing elsewhere in this prospectus. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors including those set forth herein under the caption "Risk Factors" that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such risks include, without limitation, our history of losses and accumulated deficit, and need for additional financing; risks applicable to foreign sales, our lack of assurance in our technological success, competition and others. In addition to statements which explicitly describe such risks and uncertainties, prospective investors are urged to consider statement labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans" to be uncertain and forward-looking.

IMPORTANT NOTE

    - There is substantial uncertainty about our ability to continue as a going concern. See "Risk Factors--Ability to Continue as a Going Concern" on page 5;

    - Our supply of cash is dangerously low; at June 30, 2000 we had cash and cash equivalents of approximately $449,300 and a negative working capital of approximately $202,000, and we are dependent upon the receipt of additional financing in order to continue operations (even at our scaled back level). See "Risk Factors--Need for Additional Financing" on page 5; and


    - Our operations have generated multi-million dollar losses and an accumulated deficit of approximately $30,118,500 at June 30, 2000. See "Risk Factors--History of Losses and Accumulated Deficit" on page 5; see also "--Liquidity and Capital Resources" on page 21.


UPCOMING STOCKHOLDERS' MEETING


    We believe that our ability to survive depends on our ability to increase the number of authorized shares of Common Stock that we can issue. Our stockholders have been asked to approve an amendment to our Certificate of Incorporation authorizing our Board of Directors to issue an additional 35 million shares of Common Stock, raising the number of authorized shares of Common Stock from 15,000,000 to 50,000,000. Our Board of Directors unanimously adopted a resolution to this effect and recommends that the stockholders approve such amendment at the 2000 Annual Meeting of Stockholders scheduled for October 17, 2000.



    Even prior to the Series A Placement, we had contingent obligations to issue 930,944 shares of Common Stock which are not authorized by our Certificate of Incorporation, after taking into account 1,240,567 shares issuable pursuant to warrants and options which contain exercise prices in excess of the current market price of the Common Stock. The Series A Placement added contingent obligations to issue approximately 784,800 shares (calculating the conversion price as of September 28).


    The Board of Directors considers this proposed increase in the number of our authorized shares of Common Stock a matter critical to our survival. We have financed our operations through the issuance of Common Stock and securities exercisable for or convertible into Common Stock. We no longer have any authorized shares that we can issue for additional financing. Without the approval of this amendment, we will be forced to find alternative sources of capital which we believe will be very difficult, if possible at all.

OVERVIEW

    Prior to 1998, the Company's major activity was selling digital video servers in the interactive video services market to customers abroad. Beginning in 1998, the Company has focused its sales efforts in North America, and developed and sold the first production units of a new digital set top box, the T 6000. The Company continued to focus most of its development and production efforts during 1998 and although on a much more limited basis through 1999 and into 2000 on the T 6000, while also seeking new projects for the Company's digital video servers, which could be deployed with the T 6000 or other compatible set top boxes.

    In February 1999, the Company received a purchase order from HES which included one CTL 9000 digital video server and up to 1,000 T 6000 digital set top boxes. This order was expected to ship in the second quarter of 1999, but HES' network is not yet available, and, given the aged nature of this order, we are uncertain when, if ever, HES will request delivery of the balance of this order. The value of this purchase order in total is approximately $1,024,000, although to date HES has only paid approximately $13,000 in early 1999 as a deposit on 25 set top boxes.


    On June 22, 2000, WIT executed a written agreement with us to buy digital video servers and all of its requirements for the next five years for digital set top boxes unless we were unwilling or unable to fill an order. WIT is obligated to order a minimum of 500,000 set top boxes. The Company estimates that, should this obligation be fulfilled, this would result in approximately $275 million in revenue over five years. If WIT fails to meet its minimum purchase obligation, it must pay $100,000 in liquidated damages. On
September 27, 2000, WIT placed its first order for 100 of our T 6000 set top boxes for a purchase price of approximately $55,000.


    On August 10, 1999, we entered into a definitive agreement to merge with FutureTrak International, Inc., a firm specializing in the multi-dwelling unit marketplace, which contemplated the merger of FutureTrak into a wholly-owned subsidiary of the Company. However, on December 7, 1999, we jointly terminated the merger agreement primarily because efforts to obtain necessary funding for the planned activities of the merged companies had not proven successful.

    In December 1999, the Company entered into a manufacturing agreement with Global PMX Company, Limited, under which T 6000 digital set top boxes are to be manufactured in Global PMX plants in Taiwan.

    In June 2000 the Company entered into an agreement with nCube Corporation which, among other things, provided that nCube will manufacture the Company's CTL 9500 digital video server.

    Management has also focused on attempting to obtain the necessary capital to maintain our operations. We are continuing to seek to arrange financing, including possible strategic investment or opportunities to sell some or all of our assets and business, while continuing to pursue sales opportunities. We have narrowed our sales efforts to those which, we believe, have the best chance of closing in the near term. Since October 1998, our sales efforts have been supervised by our President. In March 2000, we hired a Director of Sales and Marketing. We continue to encounter a longer and more complex sales cycle and to realize fewer sales than previously anticipated. However, management believes that we are now better positioned to become an important participant in many of its key market segments. There can be no assurance that this will be the case. Because of our long-term sales cycle, period-to-period comparisons set forth below may not be meaningful and may not necessarily be indicative of the results that may be expected for future periods.

    Our CD-ROM business segment and assets have been written down to zero, and are completely inactive except for filling any miscellaneous customer orders which may be received. The segment is accounted for as a discontinued operation.

    We have one interactive video customer that represented 50% of our revenues in 1999 and 0% in the first half of 2000, and one CD-ROM customer, income from which was treated as income from discontinued operations. Sales to Canada represented 35% of revenues for 1999 and 0% for the first half of 2000.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

Revenues

    There were no revenues for the six months ended June 30, 2000 as compared to approximately $81,000 for the same period in 1999. The primary reason for this decrease is due to the lack of interactive video sales in 2000. The low level of interactive video sales is partially a result of the constrained sales and marketing activities caused by our cash situation.

Costs of Revenues

    Costs of revenues for the six months ended June 30, 2000 were approximately $685,000 as compared to approximately $20,000 in 1999. Our negative gross margin was approximately $685,000 for the six months ended June 30, 2000 as compared to a gross margin of approximately $62,000 for the same period in 1999.

    The increase in costs of revenues was primarily due to additional inventory obsolescence associated with an agreement with nCube Corporation to manufacture our updated line of digital video servers. A significant portion of the revenues generated in 1999 were for services that had little or no associated costs incurred in 1999.

Operating Expenses

    Operating expenses for the six months ending June 30, 2000 were approximately $1,897,000 as compared to $1,596,000 for the same period in 1999. Operating expenses increased due to the engagement of consultants to assist us with investor relations and investment banking and non-cash payments of directors' fees for prior years' services. These increases of approximately $1,005,000 are all non-cash expenses. Amortization increased due to the initial closing of a private offering in which approximately $1,787,000 of outstanding debt was canceled in exchange for Common Stock and warrants (Note 14). These increases were partially offset by a reduction in payroll, facility and depreciation expenses of approximately $890,000 in 2000 from 1999. These decreases reflect our continuing efforts to conserve cash and to minimize operating costs. Employment decreased from an average of approximately 30 full time staff during the first quarter of 1999 to a current level of approximately five during the first half of 2000. In January, 2000, we relocated to a significantly less costly facility. This relocation resulted in the abandonment of certain leashold improvements and furniture recorded as part of a capitalized lease which was returned.

Interest Expense

    Interest expense in the first six months of 2000 was approximately $746,000 as compared to approximately $288,000 in the first six months of 1999. Of these amounts, approximately $670,000 and $141,000 in 2000 and 1999, respectively, are non-cash expenses related to the convertible features of certain debentures issued in 2000 and 1999.

Net Loss

    As a result of the above factors, net loss from continuing operations for the six months ended June 30, 2000 was approximately $3,319,000 as compared to $1,776,000 for the same period in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenues

    We had revenues of $85,894 for the year ended December 31, 1999, as compared to $814,159 for the same period in 1998. Primary reasons for this difference were the constrained marketing activities due to our cash situation and lack of interactive video sales as a result. Sales of interactive video services in 1998 were to Beijing Telecom Authority (BTA) in China and to Nortel in Canada.

Costs of Revenues

    Costs of revenues were $366,495 in 1999 as compared to $879,280 in 1998. We had a gross loss of $280,601 in 1999 as compared to $65,121 for the same period in 1998. Costs of revenues in 1999 were primarily due to the write down of $354,523 of obsolete inventory to net realizable value. The remainder of costs in 1999 were greatly reduced from 1998 due to us having virtually no revenue in the second, third and fourth quarters of 1999. The majority of the costs of revenue for the twelve months ended December 31, 1998 was due to the completion of our BTA project and the recognition of the related costs on the project of approximately $594,000, which had been capitalized over the life of the project. The remainder of costs for 1998 were related to our efforts to complete projects for which revenue had previously been recognized.

Operating Expenses

    Operating expenses for the twelve months ended December 31, 1999 were $4,667,719, as compared to $6,810,757 for the same period in 1998. The decrease is due to the significant reduction in personnel costs. During 1999 we reduced our workforce to approximately five employees, due in large measure to our inability to realize sufficient cash flow from operations.

Interest Expense and Income

    Primarily due to our issuance of private placements in October and November of 1998 and during the first and fourth quarters of 1999, interest expense for 1999 was $537,865, as compared to $35,056 in 1998. Of the total for 1999, $285,235 was a non-cash expense incurred as a result of the amortization through a charge to interest expense of the beneficial debt conversion features of the 1999 placements. Interest income was $686 in 1999 versus $90,219 in 1998. This decrease is a result of the reduced cash resources available during the latter part of 1998 and throughout 1999.

Loss from Continuing Operations

    As a result of the above factors, loss from continuing operations for the twelve months ended December 31, 1999 was $5,434,986 as compared to $6,820,715 for the same period in 1998.

LIQUIDITY AND CAPITAL RESOURCES


    At August 31, 2000, we received gross proceeds of $410,000 in the Series A Placement. See "Description of Securities--Series A Placement" and "--Series A Preferred Stock" on page 41.


    We had cash balances on hand as of June 30, 2000 of approximately $449,000 and a negative working capital of approximately $202,000, and we are dependent upon the receipt of additional financing in order to continue operations, even at our scaled back level and despite the proceeds from the Series A Placement.


    As of September 29, 2000, we owed approximately $147,000 in back wages to former employees (down from $234,860 at June 30, 2000), $125,000 to a nominee for our Board of Directors, and $5,000 to a third party.

    Since our inception in January 1993 and through June 30, 2000, we have an accumulated deficit of $30,118,499. We expect to incur operating losses for the indefinite future as we attempt to achieve some sales success. We are also continuing to pursue our sales efforts by offering attractive pricing to close sales in a timely manner.

    Since January 1, 1999, we have received new interactive service orders from WIT, Hopkinsville Electric Service and Optelecom, although we have yet to realize material revenues from any of such contracts. There can be no assurance, however, as to the receipt or timing of revenues from operations, including, in particular, revenues from products currently under development.

    The Company has no existing bank lines of credit.

    Our primary source of financing since inception has been the issuance of debt, convertible debt and common and preferred stock.

    Since October 1998, we have conducted the following capital-raising transactions:

    - Issued approximately $2.1 million in convertible debentures of which approximately $969,580 was outstanding at September 1, 2000;

    - Issued 2,828,468 shares of Common Stock pursuant to conversions of convertible debentures;

    - Issued an aggregate of 1,503,738 shares of Common Stock and warrants to purchase an aggregate of 357,462 shares of Common Stock to certain of our creditors, including some of our affiliates in exchange for the cancellation of an aggregate amount of approximately $1.79 million of indebtedness, including accrued interest;

    - Issued $450,000, aggregate principal amount, of 7% Notes due 2001 (some were also due in 1999 and 2000) to investors, including affiliates of the Company, $150,000 of which was outstanding at September 1, 2000;

    - Issued $500,000 in non-convertible indebtedness, none of which was outstanding at September 1, 2000;

    - Issued 1.7 million shares of Common Stock for $1.06 million; and

    - Issued 41 shares of Series A Preferred Stock for $410,000.

    Further important details about these transactions may be found in "Description of Securities" on page 40, "Certain Relationships and Related Transactions" on page 39, "Risk Factors--Fluctuating Price Securities" on page 6, and "--Potential Dilution" on page 6. In the aggregate, we have paid approximately $242,496 and issued 250,000 shares of Common Stock, and warrants to purchase approximately 810,000 shares of our Common Stock at varying exercise prices to third parties, including placement agents, who facilitated these transactions. Of such warrants, 632,500 remain unexercised.

                                    BUSINESS

    THE FOLLOWING DISCUSSION ASSUMES THAT WE WILL CONTINUE AS A GOING CONCERN AND BE ABLE TO IMPLEMENT ITS BUSINESS PLAN. DESPITE THE PROCEEDS FROM THE
SERIES A PLACEMENT, THERE CAN BE NO ASSURANCE THAT WE WILL HAVE SUFFICIENT FUNDS TO BE ABLE TO DO SO. SEE "RISK FACTORS--NEED FOR ADDITIONAL FINANCING" ON
PAGE 5.

COMPANY OVERVIEW

    We develop and manufacture digital video servers and digital set top boxes for the interactive television and high speed Internet markets. We also are seeking to perform a number of enhanced services such as home energy management, and security and healthcare monitoring, and have identified several market segments for the long-term deployment of this technology: multiple dwelling unit ("MDU") housing, hotels, telephone, cable, and energy companies, universities, hospitals and assisted living centers.

    A very promising near-term market is the MDU marketplace with nearly 34 million housing units in the United States alone. This market opportunity is marked by traditional cable companies' under service, and because it is possible to sign long-term exclusive right of entry contracts with building owners in 35 states. Additionally, a large number of the existing MDU cable agreements are expiring over the next three years.

    The hospitality industry is also well-suited to our products. We recently announced our first large order from a hospitality system operator, WIT Technologies of Seattle, Washington, for a minimum of 500,000 digital set top boxes and an exclusive arrangement on all set top boxes and digital video servers for a period of five years. Market research indicates that guests are no longer satisfied with cable TV and pay-per-view alone and instead are demanding new services, such as interactive TV, and high-speed Internet connections.

    The intense competition among traditional telcos, cable companies, competitive local exchange carriers (CLECs), long distance carriers, energy companies, and Internet service providers (ISPs) to provide a robust suite of enhanced broadband digital services to homes, schools, multi housing, hospitals, and the hospitality industry provides another emerging opportunity for deploying our products when partnered with one of these competitors.

    The burgeoning need for intensive but user-friendly services in hospitals, assisted living facilities and also appears to offer great opportunities for us. In addition to a demand for entertainment programming, our services can include staff and patient training and education, medical monitoring and management.

INDUSTRY OVERVIEW

    LINEAR TELEVISION AND VCR TECHNOLOGY

    New technologies such as Replay and TiVo allow digital recording from television; however, they are limited to the programming normally on television.

    TELECOMMUNICATIONS COMPANIES AND BROADBAND INTERACTIVE SERVICES

    High capacity networks, made possible by breakthroughs in the ability to convert information from analog to digital form and by improved data compression technologies, have the ability to deliver vast quantities of data into a home, hotel, business or other facility. Broadband networks also have the capacity to provide for interactivity between the user and content providers. Industry sources anticipate that, if broadband networks become widely deployed, they will usher in a new age of information technology due to the potential quantity and robustness of content, and the speed, ease of use and interactivity of those networks.

    NARROWBAND INTERACTIVE SERVICES

    The Internet has conditioned consumers, and younger consumers in particular, to obtaining information, experiencing content, playing games and shopping in an interactive fashion. However, telephony based services, which are generically referred to as narrowband services, have constraints on the quantity of information that can be delivered, and are currently unable to download large files, such as full length videos, at a satisfactory quality or speed.

    In order to address the need for high speed services, the cable industry has begun deploying cable modems, and the telephone industry has begun deploying DSL equipment for high speed access, so that the narrowband services can run at the highest possible speed on metallic, telephone or cable lines. For example, @Home Network is deploying as a high speed Internet Service Provider (ISP) on several cable companies' networks. The Company believes that, despite these and other initiatives, narrowband networks are unlikely to achieve the combination of technological accessibility and speed, security, and robustness of transmission characteristic of broadband systems.

    THE COMPANY'S BROADBAND INTERACTIVE VIDEO SERVICES

    The Company believes that the increase in linear viewing alternatives such as direct broadcast satellite (DBS) have increased consumer demand for more content choices and that the development of the Internet has increased consumer interest in interactive content generally. The Company believes that the inherent limitations of narrowband networks, as compared with broadband networks, create a market opportunity for a broadband technology, such as the Company's, that offers superior speed and robustness, combined with a "user friendly" television-based technology. Even if major domestic telecommunications were to currently undertake such initiatives, it would take a substantial number of years and a massive capital commitment to deploy large-scale broadband networks. The Company also believes that advances in servers, set top boxes, and network equipment enable operators of small scale broadband networks to now offer interactive video services to their subscribers at attractive prices. See "--Marketing Strategy" on page 25.

BASIC INTERACTIVE SERVICES CONFIGURATION

    An interactive video services networks system typically includes the following components: (i) network equipment, including high speed lines and switches, for transmission of content; (ii) digital set top boxes, which receive the content and transmit subscriber requests; (iii) digital video servers, which store the content and control its transmission over the network; (iv) content and (v) software which runs user applications and business support applications such as subscriber billing.

PRODUCTS

    Digital Set Top Boxes. We have developed a new digital set top box, the T 6000 which is designed to work with many transmission networks and supports multiple outputs of video, sound and data. We believe that the T 6000's open architecture and array of functionality and connectivity make it one of the more advanced of such products in the industry today. Features include a Pentium-Registered Trademark- or Pentium-Registered Trademark- clone processor, extensive memory, a wide array of network inputs and system outputs, 2D and 3D graphics and an attractive consumer design. The set top box also incorporates hardware and software that can be utilized for home energy management, home security monitoring and healthcare monitoring.

    In December 1999, we entered into a nonexclusive manufacturing agreement with Global PMX Company, Limited, under which T 6000 digital set top box manufacturing is to be done in Global PMX plants in Taiwan. T 6000 manufacturing is expected to begin commercially in Taiwan during the third quarter of 2000.

    Digital Video Servers. We market the CTL 9500 digital video server. This server offers all the functionality of the Company's earlier models, the CTL 7000, 8000 and 9000, but at lower cost, higher capacity and with more features and better environmental capabilities.

    On June 27, 2000, we entered into a two-year agreement with nCube Corporation, of Foster City, California, whereby we will resell their Media
Cube 4 video server (both hardware and software components-OEM version) as our own CTL 9500 digital video server. We agreed to purchase a demonstration and development system and an additional system within 12 months at a 40% discount for a total purchase commitment of approximately $50,000. This non-exclusive arrangement entitles us to a 30% discount during the term of the agreement based upon our sales commitment of $5 million. There is no payment owed if we do not order the minimum amount. See "Risk Factors--Dependence on Suppliers; Manufacturing Risks" on page 10.

    The Company's digital servers are highly standards compliant and have been proven to be interoperable with the network and switching equipment of several major companies, including Alcatel, Nortel and Cisco. The Company has also successfully integrated its digital video servers with digital set top boxes made by other companies including Samsung, Tatung, Hyundai and Acorn.

SERVICES

    We intend to act as an overall systems integrator for interactive video projects, which may entail integrating the end-to-end system in our facility prior to shipment, on-site integration, or both. The scope of work required for integration will vary widely, depending upon project size and other variables.

CONTENT

    We currently do not have arrangements with content owners to incorporate content including movies, television shows, education materials or the like into content packages for its customers. However, we intend, subject to funding, to enter into arrangements with system integrators and content owners so as to be able to offer content as part of end-to-end solutions.

POTENTIAL MARKETS

    The markets for interactive video systems may be categorized as public or private networks. Public networks, such as those of telephone companies, cable companies, energy companies or Internet service providers (ISPs), are potentially available to all consumers with a given geographical market. Private networks are those offered in a more limited area, such as a hotel, hospital, apartment building or school. Our products have also been sold internationally, in both public and private networks.

MARKETING STRATEGY

    Our marketing strategy is to seek customers in each of the potential emerging markets, to encourage the leading companies and organizations to adopt this technology and to position itself as a leading provider of interactive video services within niche markets. We believe that it is important to achieve market penetration at an early stage in the development of particular niche markets in order to compete successfully in those markets. We are marketing ourselves based on our demonstrated ability to install digital video systems on each of the major network types and its potential to provide end-to-end interactive video solutions.

    In addition, the scalability of our servers provides flexibility in deploying interactive video services systems in varying in size from systems designed to serve simultaneous users to those capable of serving many thousands of users in a variety of markets on a cost effective basis. We believe that this scalability would be an attractive feature to potential customers. We also believe that our T 6000 digital set top box, with its wide range of capabilities to interconnect with many different networks and many different peripheral and display devices, will allow us to compete favorably in several different markets, either with our own digital video server or with others. We believe that our diversified marketing approach provides us with flexibility in targeting emerging markets, enabling us to recognize market opportunities and adapt to perceive changes in marketing priorities. However, due to our limited resources, we have determined to focus on those markets where there is greater interest at this time, while looking for targets of opportunity in its other niche market segments. The markets which appear most favorable at this time are telephone companies, energy companies, hospitality and multi-housing. We have limited sales and marketing experience and there can be no assurance that it will be successful in implementing its marketing plans. See "Risk Factors--Limited Sales; Limited Marketing and Sales Experience" on page 10.

    Potential market opportunities for us in public networks are electric companies, telephone companies, cable companies and Internet service providers in the North America.

    Many hospitals, apartment/condominium complexes, hotels, resorts, schools and hospitals have installed or are considering installing highspeed private networks. Private networks are limited in geographic size and scope, but could potentially offer a wide range of interactive video and data services to their customers, generally on a for-profit basis. Private network have the significant advantage of relatively rapid and low cost deployment, as it compared to large-scale public networks and they are well suited to our scale of the technology solutions.

SALES AND MARKETING

    During 1999, we had one full time salesperson for a portion of the year and during the remainder of the year all sales and marketing was done by the President and CEO. We constructed an demonstration facility in our Perimeter Park Drive office in Knoxville, Tennessee. We also participate in trade shows such as the National Association of Broadcasters (NAB), the National Cable Telecommunications Association (NCTA), Supercomm and the Western Cable Show. We utilize sales and product literature and information to communicate with potential customers. In March 2000, we hired a Director of Sales and anticipate that this will assist in increasing Company sales activities, and we maintain a site on the Internet which produces a number of sales leads each month.

    We have entered into arrangements, both formal and informal, with a wide array of companies with the aim of developing third party sales and distribution of its products. These parties include the following: Nortel; Minerva (encoders); Battelle Laboratories (energy management software); Marconi (ATM switches); Innovacom (encoders) and Cisco (network equipment). The Company is currently emphasizing North American markets. In this market, we are actively pursuing third party distribution opportunities in the energy, telephone, hospitality, multiple dwelling unit and medical markets.

CUSTOMERS


    On June 22, 2000, WIT executed a written agreement with us to buy digital video servers and all of its requirements for the next five years for digital set top boxes from us, unless we were unwilling or unable to fill an order. WIT is obligated to order a minimum of 500,000 set top boxes. The Company estimates that, should this order be fulfilled, this would result in approximately $275 million in revenue over five years. If it fails to meet its minimum purchase obligation, WIT must pay $100,000 in liquidated damages. In addition, we agreed to sell WIT up to three CTL 7000 digital video servers, as well as CTL 9500 digital video servers upon request, within one year and agreed to provide WIT with a digital video server for up to one year for demonstration purposes. We agreed not to sell any products or services to any entity introduced to us by WIT, other than through WIT.



    WIT placed its first order on September 27, 2000, for 100 of our T 6000 set top boxes for a purchase price of approximately $55,000.

    Upon execution of this agreement, we agreed to sell WIT 100,000 shares of Common Stock for $68,000 upon their tender of such amount, which has yet to be received. Also, WIT is to receive warrants to purchase 20,000 shares of Common Stock for each 10,000 digital set top boxes purchased, up to a total of 1 million shares. Such warrants are to be of 5 years duration and at an exercise price of the current market price of the Common Stock when issued, less 15%.


    In February 1999, the Company received a purchase order from HES which included one CTL 9000 digital video server and up to 1,000 T 6000 digital set top boxes. HES' goal was for the T 6000 digital set top box to remotely read the electric meter and to set and control electric appliances throughout the home, potentially allowing savings on electric bills for subscribers with such units in their homes. This order was expected to ship in the second quarter of 1999, but HES' network is not yet available, and, given the aged nature of this order, we are uncertain when, if ever, HES will request delivery of the balance of this order. If they do, however, we will be able to ship the server and remaining set top boxes within our standard 90-day timeframe. The value of this purchase order in total is approximately $1,024,000, although to date HES has only paid approximately $13,000 in early 1999 as a deposit on 25 set top boxes. When complete, this will be the first deployment of our system for an electric utility company, one of our planned major market opportunities.


STRATEGIC ALLIANCES

    We believe that entering into strategic alliances may give it certain competitive advantages, including the ability to (i) reach a larger and more diverse group of networks on which to deploy our products and services;
(ii) provide a broader range of products and services; (iii) provide a series of new and upgraded products and services, such as encoders and applications software which could be attractive to customers seeking to improve, upgrade, or extend their systems over an intended period of time; (iv) offer end-to-end solutions; (v) access resources and information for utilization in research for product development and design; (vi) test new designs for compatibility with emerging network technologies developed by others in order to facilitate cooperative arrangements; and (vii) pursue cooperative efforts at trade shows and other marketing efforts.

    We are actively seeking additional strategic alliances, which are being managed by the President and CEO. We are seeking additional alliances with
(i) network systems providers for technical interconnection and joint marketing;
(ii) hardware manufacturers of real-time encoders, multiplexers, digital set top boxes, digital video servers and related equipment; (iii) content acquisition and management companies; (iv) hospitality and hospital system vendors and distributors; (v) interactive applications software developers; and
(vi) business support systems software developers. In addition, in order to demonstrate the strength of the relationship and to insure more comprehensive cooperation, we are seeking larger and better-known strategic partners to make an investment in the Company.

    We have commenced discussions as to certain of these relationships, while others are part of our strategic plan, but all are not yet in progress. No assurance can be given that we will be successful in entering into such strategic alliances on acceptable terms or, if any such strategic alliances are entered into, or that the anticipated benefits will be realized. See "Risk Factors--Need For Strategic Alliances" on page 10.

COMPETITION

    The interactive video services market is highly competitive and characterized by changing technology and evolving industry standards. Our competitors include a number of companies, many of which are significantly larger than we are and which have greater financial resources or which have entered into strategic alliances with such companies. Competitive factors in the interactive video services market include completeness of features, product scalability and functionality, network compatibility, product quality, reliability and price, marketing and sales resources and customer service and support. We compete on the basis of our ability to install digital video systems on each of the major types of networks accommodating interactive video services and its ability to offer economically viable solutions based on the scalability of our systems. See "Risk Factors--Competition" and "--Product Obsolescence; Technological Change" on pages 11 and 12, respectively.

INTELLECTUAL PROPERTY

    We do not have any patents on our products, but have filed provisional patent application on a number of our more recent inventions, primarily those related to the T 6000 digital set top box. We regard the products that we own as proprietary and rely primarily on a combination of trade secret laws, non-disclosure agreements, other technical copy protection methods (embedded coding) and copyright (where applicable) to protect our rights in and to our products. It is our policy that all employees and third party developers sign nondisclosure agreements. However, this may not afford us sufficient protection for our know-how on our proprietary products. Other parties may develop similar know-how and products, duplicate our know-how and products, or develop patents that would materially and adversely affect our business, financial condition and results of operations. Although we believe that our products and services do not infringe the right of third parties and although we have not received notice of any infringement claims, third parties may assert infringement claims against us and such claims may result in us being required to enter into royalty arrangements, pay damages, or defend litigation, any of which could materially adversely affect our business, financial condition and results of operations. See "Risk Factors--Lack of Patent and Copyright Protection" on page 12.

QUALITY CONTROL, SERVICE AND WARRANTIES

    Our products must successfully pass tests at each important stage of the manufacturing process. We offer maintenance and support programs for our products that provide maintenance, telephone support, enhancements and upgrades.

    We generally warrant our interactive video servers to be free from defects in material and workmanship for one year from shipment. At the end of the warranty period, we offer maintenance and support programs. In some cases, customers may require a longer or more extensive warranty as part of the competitive bid process. See "Risk Factors--Product Liability and Availability of Insurance" on page 15.

    We generally warrant our digital set top boxes on a similar basis, but for a period which is the later of 90 days from shipment or 60 days from installation.

CD-ROM SEGMENT

    We discontinued our CD-ROM business segment, wrote its assets down to zero, and rendered it completely inactive except for filling miscellaneous orders when they are received.

RESEARCH AND DEVELOPMENT COSTS


    Research and development costs amounted to $912,045, $90,498 and $0 and for the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively. We no longer conduct research and development on any new products and do not expect to in the forseeable future largely as a result of our lack of funds, however, we continue to improve and enhance the T 6000 digital set top box. This includes upgrading the components and software operating system, adding new features and functionality, and making it more readily manufacturable and reducing its production cost. We also do substantial technical work, as required, to customize our products in ways requested by specific customers, such as adding a video codec or a specific network interface. See "Risk Factors--No Assurance of Technological Success" on page 12.

EMPLOYEES


    As of March 20, 2000, we had seven full time employees, four of whom were employed full time in the engineering and product development area, one of whom fulfilled the marketing and sales function and two of whom fulfilled management or administrative roles. Our employees are not represented by a union or governed by a collective bargaining agreement and has never experienced a work stoppage. We believe that relations with our employees are satisfactory. As of September 29, 2000, we owed approximately $147,000 in back wages to former employees, down from $234,860 at June 30, 2000 (interest does not accrue on such amount). See "Risk Factors--Necessity of Attracting and Retaining Employees" on page 9.


PROPERTIES


    Until January 2000, we leased space at 1400 Centerpoint Boulevard, Knoxville, Tennessee ("Centerpoint"). We then relocated our offices and operations to 7,420 square feet of leased facilities at 122 Perimeter Park Drive, Knoxville, Tennessee. At such location, our lease expires January 2003, and our annual rent is approximately $60,000.


    The landlord of Centerpoint filed a $45,000 security interest in the general assets of the Company due to our breach of the lease governing our use of the Centerpoint premises. In June 2000 his attorneys made a settlement offer, the primary term of which were a cash payment of $175,000 by a certain time. We made such payment in a timely manner, but have not received a release form from the landlord or a release of the security interest. While we believe that the landlord's silence since our payment indicates that the dispute has been settled, there can be no assurance that the landlord will not, in the future, raise new claims against us, reassert known claims, or assert that we failed to comply with the terms at the settlement offer.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers, directors and nominees for director are as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Kenneth D. Van Meter......................     53      President, Chief Executive Officer and
                                                       Chairman of the Board

Glenn West................................     37      Director

Fenton Scruggs(1).........................     63      Director

Donald Greenhouse(1)(2)...................     64      Director

Stephen Portch(1)(2)......................     49      Director

Mark Braunstein(2)........................     51      Director

David Hultquist...........................     37      Nominee for Director

Bruce Thompson............................     70      Nominee for Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    KENNETH D. VAN METER. Mr. Van Meter has been our President and Chief Executive Officer since January 20, 1997. He was elected Chairman of the Board on March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Bell Atlantic Corporation ("Bell Atlantic"), NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From
April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993, Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation ("NDC"). From 1984 to 1989, Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in chemistry from West Virginia University.

    GLENN WEST. Mr. West, one of our founders, has served as Executive Vice-President, Director of Technology and a member of the Board of Directors since our inception in 1993. Prior to founding the Company, from 1987 to 1993, Mr. West served as Senior Systems Engineer for Data Research and Applications, a software company. Mr. West was on a voluntary leave of absence from employment with the Company, which ended May 1, 2000, with the expiration of his employment agreement. Such agreement has not been renewed. See "--Employment Agreements" on page 35.

    FENTON SCRUGGS. Dr. Scruggs, one of our founders, funded our initial start-up of the Company, and has been a member of our Board of Directors since our inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969.
Dr. Scruggs received his undergraduate degree from the University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962. Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.


    DONALD GREENHOUSE. Mr. Greenhouse has been a member our Board of Directors since 1995, but is not standing for reelection as a director at this year's stockholders' meeting, currently scheduled for October 17, 2000. Mr. Greenhouse also served as interim Chief Executive Officer of the Company from August 1996 until January 1997. Mr. Greenhouse is President and Chief Executive Officer of Seneca Point Associates, Inc., a consulting firm he founded in November 1989. Mr. Greenhouse has approximately 40 years of management experience in manufacturing, technology and service industries. Seneca Point Associates, Inc. is a non-traditional consulting firm engaged by clients nationally to fill full-time senior management positions.



    STEPHEN PORTCH. Dr. Portch has been a member of our Board of Directors since December 1, 1997, but is not standing for reelection as a director at this year's stockholders' meeting, currently scheduled for October 17, 2000.
Dr. Portch has been Chancellor of the University System of Georgia since 1994. He oversees 30,600 employees, a $3.65 billion dollar budget and 206,000 students. Previously, Dr. Portch was Senior Vice President of the University of Wisconsin System. Dr. Portch holds a Ph.D. and M.A. from Pennsylvania State University, and he received his B.S., with honors, from the University of Reading (England).



    MARK BRAUNSTEIN. Dr. Braunstein has been a member of our Board of Directors since January 8, 1998, but is not standing for reelection as a director at this year's stockholders' meeting, currently scheduled for October 17, 2000. Since February 1991, Dr. Braunstein has been the Chairman and Chief Executive Officer of Patient Care Technologies, Inc., which is in the clinical information systems business.


    DAVID HULTQUIST. Mr. Hultquist has been nominated to serve as one of our directors. Mr. Hultquist has been President of Capital Resource Consultants since 1999. From 1998 to 1999, Mr. Hultquist served as Chief Operating Officer, Chief Financial Officer and in certain other positions with the Lanrick Group, a net worth advisory firm. From 1995 to 1997, Mr. Hultquist served as Chief Operating Officer and Director of Strategic Telecom Systems. From 1992 to 1995, Mr. Hultquist served as Controller of Global Telemedia. From 1986 to 1991,
Mr. Hultquist served as Assistant Controller for Health Care REIT, Inc.
Mr. Hultquist holds a BBA in Accounting from the University of Toledo.

    BRUCE THOMPSON. Mr. Thompson has been nominated to serve as one of our directors. Since 1995, Mr. Thompson has served as President of First Toledo Corporation, an owner-developer of assisted living facilities and manager of limited partnerships with assisted living assets. From 1970 to 1995, he served as Chairman and Chief Executive Officer of Health Care REIT, Inc., which owns and finances operators of nursing and rehabilitation centers, mental health facilities, retirement and assisted living complexes and allied health care properties. Mr. Thompson received his B.A. from Yale University and received his LLB and JD from the University of Virginia Law School. Mr. Thompson is a director of Health Care REIT, Inc.

    Each director holds office until our annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships between any of our directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors, and persons who beneficially own more than ten percent of a registered class of our equities are required by the regulations of the Commission to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 1999, officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that Dennis Smith is late in filing a Form 5 and Stephen Portch, Fenton Scruggs and Kenneth Van Meter are late in filing Forms 4.


EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 1999, 1998 and 1997 paid to Kenneth D. Van Meter, our Chairman of the Board, President, and Chief Executive Officer and Dennis Smith, our former Vice President of Engineering and Operations (Messrs. Van Meter and Smith, are together the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                     -----------------------
                                                                       COMPENSATION AWARDS
                                                                     -----------------------
                                ANNUAL COMPENSATION                  RESTRICTED   SECURITIES
      NAME AND PRINCIPAL        -------------------                    STOCK      UNDERLYING      ALL OTHER
           POSITION               YEAR      SALARY       BONUS        AWARD(S)     OPTIONS       COMPENSATION
------------------------------  --------   --------     --------     ----------   ----------     ------------
Kenneth D. Van Meter..........    1999     $170,100(1)    --            --           --              --
  Chief Executive Officer and     1998     $170,100(2)    --            --          413,200(3)       --
  President                       1997     $154,731     $71,810(4)      --          413,200          --

Dennis K. Smith...............    1999     $131,250(5)    --            10,000       --              --
  Vice President of
    Engineering                   1998     $125,000(6)    --            10,000       36,500(3)       --
  and Operations                  1997       --           --            --           --              --

------------------------

(1) Includes $155,925 voluntarily deferred in 1999; such amount was exchanged for shares of Common Stock and warrants in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

(2) Includes $70,875 voluntarily deferred in 1998; such amount was exchanged for shares of Common Stock and warrants in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

(3) Options repriced on December 1, 1998. See "--Repricing" on page 54. No options were granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

(4) Includes (i) $17,864 paid in the first quarter of 1998 and (ii) $53,946, half of which was due to be paid on each of January 20, 1999 and January 20, 2000. The indebtedness of $53,946 was exchanged for shares of Common Stock and warrants in the Spring 2000 Placement. See "See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

(5) Includes $73,149 voluntarily deferred in 1999; such amount was exchanged for shares of Common Stock. and warrants in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

(6) Includes $14,583 voluntarily deferred in 1998; such amount was exchanged for shares of Common Stock and warrants in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1999 by the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                  NUMBER OF                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   SHARES                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON    VALUE     OPTIONS AT DECEMBER 31, 1999      DECEMBER 31, 1999(1)
NAME                              EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                             -----------   --------   -----------------------------   -------------------------
Kenneth D. Van Meter...........          --         --       413,200             -0-           -0-           -0-

Dennis K. Smith................          --         --        20,167          16,333           -0-           -0-

------------------------

(1) Amount reflects the market value of the underlying shares of Common Stock at the closing price reported on the Nasdaq SmallCap Market on December 31, 1999 ($0.609 per share), less the exercise price of each option.

DIRECTOR COMPENSATION

    Beginning in 1998, our policy is for each outside director to receive nonqualified stock options for 20,000 shares in addition to $2,500 per quarter.

STOCK OPTION PLANS

    On August 10, 1995, the Board of Directors and stockholders adopted our 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of Common Stock to our employees and officers. In August, 1997, the Board of Directors and the stockholders adopted our 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to our employees, directors, and officers. Options granted under the Plans may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

    The Plans are administered by the Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but may not be less than 85% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of our capital stock (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

    Options under the 1995 Plan must be issued within 10 years from August 10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by our Board of Directors, by delivery to us of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be our employee become available again for issuance under the Plan from which they were granted.

REPRICING

    On November 25, 1998, our Board of Directors approved a resolution which permitted and directed us to reprice all outstanding options to purchase Common Stock which were held by our employees as of December 1, 1998, to a price equal to the closing price of the Common Stock reported on the Nasdaq SmallCap Market on December 1, 1998. Such closing price on December 1, 1998 was $0.688 per share.

    At August 11, 2000, options to purchase 37,500 shares of Common Stock were outstanding under the 1995 Plan at exercise prices ranging from $0.688 to $0.91 per share with the majority of such options exercisable at $0.91 per share. At August 11, 2000, options to purchase 135,720 shares of Common Stock were outstanding under the 1997 Plan at exercise prices ranging from $0.688 to $2.938 per share, although a third of such options are exercisable at $0.688 per share. Options granted to our directors under the 1997 Plan consist of: (i) options granted to Mark Braunstein, Donald Greenhouse and Fenton Scruggs to each purchase 20,000 shares of Common Stock, respectively, at an exercise price of $2.125 per share; (ii) options granted to Stephen Portch to purchase 20,000 shares of Common Stock at an exercise price of $2.625 per share; (iii) options granted to Mark Braunstein and Fenton Scruggs to each purchase 851 shares of Common Stock, respectively, at an exercise price of $2.938 per share;
(iv) options granted to Stephen Portch and Donald Greenhouse to each purchase 1,333 shares of Common Stock, respectively, at an exercise price of $1.875; and
(v) options granted to Stephen Portch and Donald Greenhouse, Mark Braunstein and Fenton Scruggs to each purchase 1,538 shares of Common Stock, respectively, at an exercise price of $1.625 per share.

OPTIONS GRANTED OUTSIDE THE PLANS

    In addition to the options which have been granted under the Plans, we have granted options outside of the Plans. On August 11, 2000, options to purchase 439,200 shares of Common Stock were outstanding, including: options granted to Donald Greenhouse, to purchase 26,000 shares of Common Stock at an exercise price of $1.38 per share and options granted to Mr. Van Meter to purchase 413,200 shares of Common Stock at an exercise price of $0.688 per share.

401(K) PROFIT SHARING PLAN


    We had a 401(k) profit sharing plan (the "401(k) Plan") which was terminated in May 1999. We made no matching contributions to such plan after the first quarter of 1998.


EMPLOYMENT AGREEMENTS

    KENNETH VAN METER. Our employment agreement with Mr. Van Meter, as amended, expired January 20, 2000. Mr. Van Meter is currently employed by us without such an agreement. Pursuant to his prior employment agreement, Mr. Van Meter received an annual base salary of $162,000. The employment agreement provided for the annual review of Mr. Van Meter's salary; Mr. Van Meter received a 5% raise as of January 20, 1998. In May 2000, our Board of Directors approved an increase to Mr. Van Meter's base salary for 2000 to $225,000 with a potential bonus of 200% of such salary. Retroactive salary increases for 1998 and 1999 were also granted and were paid in shares of common stock in June 2000 ($8,505 raise for 1998, paid as 8,000 shares; $8,930 raise for 1999, paid as 10,338 shares).

    Pursuant to his employment agreement (now expired), Mr. Van Meter may have, at the discretion of the Board of Directors, received an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and the Company reached certain milestones. Up to two-thirds of such incentive bonus were to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus was to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award.

    In July 1997, Mr. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of Common Stock at $1.38 per share and options to purchase 230,000 shares of Common Stock at $3.00 per share. Such options were repriced on December 1, 1998 at an exercise price of $0.688 per share. Additionally, during 1997, Mr. Van Meter received reimbursement of approximately $37,272 for expenses incurred as a result of his relocation.

    GLENN WEST. Our employment agreement with Mr. West expired on May 1, 2000. The employment agreement provided that Mr. West may not compete with the Company for two years after the termination of his employment. A state court, however, may determine to limit or not enforce such non-compete clause as against public policy. As of January 1, 1999, Mr. West ceased employment with us pursuant to a leave of absence. Mr. West has taken a full-time position with another company and will not be returning to his duties with us.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of certain of our securities as of September 15, 2000 (both securities covered by this prospectus and shares of Common Stock owned by our directors and officers but are not offered for sale by this prospectus) by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors and the Named Executive Officers and
(iii) all of our directors, nominees for director, and executive officers as a group. Unless otherwise indicated, each of the stockholders listed in the table below has sole voting and dispositive power with respect to the shares beneficially owned by such stockholder.



                                           NUMBER OF SHARES                    NUMBER OF SHARES
                                          BENEFICIALLY OWNED    PERCENT OF    BENEFICIALLY OWNED     PERCENT OF
NAME OF BENEFICIAL OWNER(1)               BEFORE THE OFFERING    CLASS(2)    AFTER THE OFFERING(3)    CLASS(2)
---------------------------               -------------------   ----------   ---------------------   ----------
Kenneth D. Van Meter....................          910,817(4)        7.0%             910,817             7.0%
Glenn West..............................           92,636(5)        0.7%              92,636             0.7%
David Hultquist.........................          403,000(6)        3.2%             278,000             2.2%
Dr. Fenton Scruggs......................          499,978(7)        3.2%             499,978             3.2%
Donald Greenhouse(8)....................           67,150(9)        4.0%              67,150             4.0%
Stephen Portch..........................           41,150(10)       0.5%              41,150             0.5%
Dr. Mark Braunstein.....................           40,828(11)       0.3%              40,828             0.3%
Bruce Thompson..........................            1,000           0.3%               1,000             0.3%
All directors, nominees, and executive          2,056,559          15.5%
  officers as a group (8 persons)
  (4)(5)(6)(7)(9)(10)(11)...............

Kidston Family Corporation, LLC ........        1,500,000          12.0%                   0               -
  600 West Michigan
  Pioneer, OH 43654

Carroll Edwards ........................          775,743(12)       6.1%                   0               -
  2215 Old Lawyers Road
  Marshville, NC 28103


------------------------


(1) The address for Messrs. Van Meter, West, Smith, Greenhouse, Portch, Hultquist and Thompson and Drs. Braunstein and Scruggs is c/o Celerity Systems, Inc., 122 Perimeter Park Drive, Knoxville, Tennessee 37922.



(2) Shares of Common Stock are deemed outstanding for purposes of computing the percentage of beneficial ownership if such shares of Common Stock underlie securities which are exercisable or convertible within 60 days of the date hereof.



(3) Assuming all of the shares of Common Stock offered for sale on behalf of the Selling Stockholders are sold.



(4) Includes 413,200 shares of Common Stock which are subject to currently exercisable stock options, warrants to purchase 78,129 shares of Common Stock obtained in the Spring 2000 Placement, and 17,206 shares of Common Stock owned by the Company but not yet issued. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 40. Does not include 21,032 shares of Common Stock owned by Mr. Van Meter's adult children to which he disclaims beneficial ownership.



(5) Includes warrants to purchase 8,096 shares of Common Stock obtained in the Spring 2000 Placement. See "Certain Relationships and Related
    Transactions--Private Placements Reducing Indebtedness" on page 40.



(6) Includes 125,000 shares of Common Stock which are subject to currently exercisable warrants. See "Certain Relationships and Related Transactions" on page 39. Does not include 200,000 shares of Common Stock owned by a trust for the benefit of Mr. Hultquist's children as to which he disclaims beneficial ownership. Steven Harb, a selling stockholder named in this prospectus, is currently the trustee of such trust. See note 4 on page 39.



(7) Includes 21,599 shares of Common Stock which are subject to currently exercisable stock options and warrants to purchase 21,998 shares of Common Stock obtained in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 40.



(8) Mr. Greenhouse is the father of David Greenhouse who is the Vice President of AWM Investment Company, Inc. Mr. Greenhouse disclaims beneficial ownership of any shares owned by such fund.



(9) Includes 41,255 shares of Common Stock which are subject to currently exercisable stock options.



(10) Includes 15,255 shares of Common Stock which are subject to currently exercisable stock options.



(11) Includes 14,933 shares of Common Stock which are subject to currently exercisable stock options.



(12) Includes shares of Common Stock into which presently exercisable warrants may be exercised. Such Common Stock and warrants were acquired in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 40.



                              SELLING STOCKHOLDERS



SELLING STOCKHOLDERS' RELATIONSHIPS TO THE COMPANY



    Roger Broussard, David Brumgard, Cabot Longnecker, and Thomas Pierce are our employees. David Hultquist is a nominee for our Board of Directors. Our relationship with Hultquist began when we hired him as a consultant for debt reorganization pursuant to an agreement dated December 18, 1999. See "Management--Executive Officers and Directors" on page 30 and "Certain Relationships and Related Transactions" on page 39. Dennis Smith and William Chambers are former officers of the Company.



    Centerpoint Plaza, L.P. was an owner and landlord of the Centerpoint property which we leased through January 2000. Prior to January 2000, Centerpoint Plaza, L.P. sold the premises. We developed a dispute with the new owner. See "Business--Properties" on page 29.



    We hired Mark Bergman as a consultant for investment public relations services pursuant to an agreement dated December 30, 1999 and issued
Mr. Bergman 250,000 shares of Common Stock pursuant to his agreement. Steve Harb, Sally Snyder, Ed Souther, and David Leigh are employees of Harb Souther & Snyder, which performs certain accounting services for us. Ron Phillips is the owner of a local travel agency through which we have purchased airline tickets.



    Mark Anthony Angelo is an employee of the May Davis Group, Inc. ("May Davis"), who serves as a financial and investment banking consultant pursuant to a nonexclusive consulting contract. May Davis has served as our placement agent for several transactions. As compensation for these transactions and other consulting work, we have paid May Davis cash and issued them Common Stock and warrants to purchase Common Stock.



    M Holdings, Inc. was the placement agent for a financing in June 1999, whereby Carroll Edwards loaned us money, the repayment of which was made in shares of Common Stock and warrants in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 40.



    Kidston Consulting, LLC, executed a consulting agreement with us whereby it would attempt to resell our products and be compensated by a commission on such sales. Kidston Consulting, LLC is an affiliate of Kidston Family Corporation, LLC, who purchased 1.5 million shares of Common Stock in the Kidston Placement on June 16, 2000.



    WIT has agreed to purchase certain products from us, including set top boxes. See "Business--Customers" on page 26.

    Other than the relationships described above and in the respective footnotes and the ownership of our securities by the Selling Stockholders, none of the Selling Stockholders has had any material relationship with us within the past three years. The above table has been prepared based on information furnished to us by or on behalf of the Selling Stockholders. See "Certain Relationships and Related Transactions" on page 39.



                                           NUMBER OF SHARES                    NUMBER OF SHARES
                                          BENEFICIALLY OWNED    PERCENT OF    BENEFICIALLY OWNED     PERCENT OF
NAME OF BENEFICIAL OWNER                  BEFORE THE OFFERING    CLASS(1)    AFTER THE OFFERING(2)    CLASS(1)
------------------------                  -------------------   ----------   ---------------------   ----------
Roger Broussard.........................           10,887(3)          *                    0               -
David Brumgard..........................           12,012(3)          *                    0               -
William Chambers........................           15,178(3)          *                    0               -
Cabot Longnecker........................           11,521             *                    0               -
Dennis Smith............................           76,469(3)          *                    0               -
Thomas Pierce...........................            7,943(3)          *                    0               -
Centerpoint Plaza, L.P..................           71,104(3)          *                    0               -
Mark Bergman............................          250,000           2.0%                   0               -
Steve Harb..............................          210,368(4)        1.7%                   0               -
Sally Synder............................           12,521             *                    0               -
Ed Souther..............................           50,069             *                    0               -
David Leigh.............................            3,623             *                    0               -
Marc Anthony Angelo.....................           59,000(5)          *                    0               -
M Holdings, Inc.........................          100,000(6)          *                    0               -
WIT Technologies, Inc...................          100,000             *                    0               -
Sui Wa Chau.............................          138,727(7)        1.1%                   0               -
Peter Chenan Chen.......................          208,132(7)        1.7%                   0               -
Mike Dahlquist..........................           13,875(7)          *                    0               -
Qinu Guan...............................          277,509(7)        2.2%                   0               -
K&M Industry, Inc.......................           69,377(7)          *                    0               -
Denise and Vernon Koto..................           13,875(7)          *                    0               -
Rance Merkel............................          138,754(7)        1.1%                   0               -
Leo Abbe................................           35,903(3)          *                    0               -
Rodney Conard...........................           27,411(3)          *                    0               -
Mark Cromwell...........................           83,487(3)          *                    0               -
Antonio Daza............................            4,482(3)          *                    0               -
Harbourview Trade and Consulting                    7,893(3)          *                    0               -
  Limited...............................
Richard Law.............................           36,983(3)          *                    0               -
Richard Seltzer.........................           19,222(3)          *                    0               -
Smith Brandon International.............            3,022(3)          *                    0               -
Townsend Agency.........................           25,990(3)          *                    0               -
Trilogy Systems, Inc....................           29,205(3)          *                    0               -
Waytec Electronics Corp.................            6,018(3)          *                    0               -


------------------------


*   Represents less than 1% of the outstanding Common Stock on September 15,
    2000.



(1) Shares of Common Stock are deemed outstanding for purposes of computing the percentage of beneficial ownership if such shares of Common Stock underlie securities which are exercisable or convertible within 60 days of the date of this prospectus.



(2) Assuming all of the shares of Common Stock offered for sale on behalf of the Selling Stockholders are sold.



(3) Includes shares of Common Stock and shares of Common Stock into which presently exercisable warrants may be exercised. Such Common Stock and warrants were acquired in the Spring 2000 Placement. See "Certain Relationships and Related Transactions--Private Placements Reducing Indebtedness" on page 39.

(4) Steven Harb is currently the trustee for the trust which owns
    200,000 shares of Common Stock for the benefit of Mr. Hultquist's children. Harb is in the process of resigning as trustee, but the successor trustee has not been formally retained. See note 6 on pages 36-37.



(5) Includes 59,000 shares of Common Stock owned by his wife.



(6) Includes 100,000 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable.



(7) Consists of shares of Common Stock issuable upon conversion of the outstanding principal amount of our 8% due 2003 subordinated convertible debentures. We are not required to issue to the holders of convertible debentures shares of Common Stock issuable upon the conversion thereof representing in the aggregate more than 19.99% of the number of shares of Common Stock outstanding on the date the Convertible Debentures were purchased by such holder or such number of shares as would result in a change of control of the Company unless a majority of the stockholders of the Company approve the issuance. Such approval has not been obtained. See "Risk Factors--Fluctuating Price Securities" and "--Possible Effects of the Convertible Debentures" and "Description of Securities--Convertible Debentures" on pages 6, 13, and 43, respectively.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    In conjunction with a loan to a third party in mid-1999, Dr. Fenton Scruggs transferred approximately 278,000 tradeable shares of Common Stock into an escrow account for our benefit, The loan was repaid on December 1, 1999;
Dr. Scruggs' shares were subsequently released from escrow. Dr. Scruggs was issued 55,583 shares of Common Stock (20% of the number of shares he placed into escrow) in January 2000 for the use of such shares.



    In December 1999, we entered into a loan arrangement with David Hultquist, who subsequently became a nominee for director of the Company. Such arrangement provided that in connection with loans made thereunder, we would pay 9% interest on monies borrowed and issue a warrant to purchase 1,000 shares of Common Stock to Mr. Hultquist in exchange for each $1,000 of the largest loan amount outstanding at any one time during the course of the arrangement. As described below, we currently owe Mr. Hultquist $125,000 and are thus obligated to issue warrants to purchase no fewer than 125,000 shares of Common Stock. Our obligation could increase (up to a maximum of 200,000 shares) if we borrow additional amounts (up to $200,000) under this arrangement prior to repaying a portion of the current money owed. The arrangement expires in December 2001 which is the latest this repayment may occur.



    We have granted Mr. Hultquist a security interest in all our assets to secure repayment of amounts owed to him.



    We are not currently registering shares of Common Stock into which these warrants are exercisable. We are registering 200,000 shares of Common Stock which Mr. Hultquist purchased from us in December 1999 and January 2000 at the then current market price pursuant to a consulting agreement we entered into with him in December 1999. His services under such agreement are payable in shares of Common Stock, although he has not invoiced us for payment for services rendered to date.



    We are also registering shares of Common Stock owned by Kidston Family Corporation, LLC and Carroll Edwards. See "Selling Stockholders" on page 37.


DEFERRED PAYMENTS AND CASH LOANS TO THE COMPANY

    Several persons affiliated with the Company have permitted us to defer paying them certain amounts we owed to them. Mr. Van Meter has permitted the deferral of compensation payments, $70,875 in 1998, $204,515 in 1999, and $0 in 2000. Mr. West permitted the deferral of payments of contractor fees, $2,500 in 1998, and $30,000 in 1999. Mr. Smith permitted the deferral of an aggregate of compensation payments, $14,219 in 1998 and $73,149 in 1999. Mr. Smith also permitted the payment deferral of $25,000 owed to him in connection with his relocation in 1998. Mr. Chambers, a former officer and employee of the Company, permitted the deferral of compensation payments of $22,969 in

1998 and $54,687 in 1999. As of December 31, 1999, a total of $1,130,245 of compensation and fees was deferred by current and former officers and employees, including the amounts noted above.

    Several persons affiliated with the Company have made cash loans to the Company. Mr. Van Meter loaned the Company an aggregate of $55,000 during 1998, an aggregate of $17,219 during 1999, and has made no loans to the Company during 2000. Dr. Scruggs lent the Company $100,000 in 1998. Mr. Hultquist, a private investor and present nominee for our Board of Directors, loaned the Company $70,000 in the first quarter of 2000 (which was repaid in cash) and $125,000 in the second quarter of 2000 which remains outstanding.


    Except for the loans from Mr. Hultquist, and approximately $147,000 of compensation owed to former employees, none of the amounts owed described in this section remain outstanding due to such persons' investments in the transactions described in the following section.


PRIVATE PLACEMENTS REDUCING INDEBTEDNESS

    In October 1998, the Company consummated a private placement (the "1998 Royalty Placement") of $450,000, aggregate principal amount, 7% Notes due 1999 and 2001 ("Royalty Notes") in which subscribers were also entitled to receive royalties of $0.50 for each $100,000 invested (pro rated for lesser investments) for each set top box sold over a period of five years or the total notes placed. Each of Messrs. Van Meter and Smith and Dr. Scruggs, converted purchased Royalty Notes by the cancellation of Company indebtedness or cancelling the Company's obligation to pay them money, the payment of which was then being deferred. The amounts of Royalty Notes purchased were $50,000, $25,000 and $100,000 for Van Meter, Smith, and Scruggs respectively. William Chambers, then an officer of the Company, purchased a Royalty Note in the Royalty Private Placement for $50,000.

    In the second quarter of 2000, the Company consummated a private placement of Common Stock and warrants to purchase Common Stock (the "Spring 2000 Placement") in exchange for which the Company canceled some of its outstanding debt, including Royalty Notes, and deferred payments of monies owed held by some of the creditors of the Company, including some of its current and former officers, directors and employees. All investors in the private offering received shares of the Company's Common Stock with an aggregate value equal to the amount of debt canceled (calculated at the average closing bid price of the Company's Common Stock on the OTC bulletin board for the five trading days prior to the Company's acceptance of the respective subscription agreement less twenty percent) plus warrants to purchase Common Stock at the rate of one share for each five dollars of debt canceled. Investors in the Spring 2000 Placement included Mr. Van Meter ($390,647); Mr. Smith ($96,352); Dr. Scruggs ($109,991);
Mr. Chambers ($130,889); and Mr. West ($40,481).

    The Company believes that each of the above referenced transactions was made on terms no less favorable to the Company than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between the Company and officers, directors, principal stockholders or affiliates and, any forgiveness of such loans, will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party, and will be approved by a majority of the Company's directors, including a majority of the Company's independent and disinterested directors who have access at the Company's expense to the Company's legal counsel.

                           DESCRIPTION OF SECURITIES

    The following summary description of our capital stock and selected provisions of our Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.

COMMON STOCK

    We are authorized to issue up to 15,000,000 shares of Common Stock, par value $.001 per share, of which 12,541,681 shares were outstanding at August 11, 2000. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid and nonassessable.

    Our stockholders have been asked to approve a amendment to our Certificate of Incorporation authorizing our Board of Directors to issue an additional
35 million shares of Common Stock, raising the number of authorized shares of Common Stock from 15,000,000 to 50,000,000. Our Board of Directors unanimously adopted a resolution to this effect and recommended that the stockholders approve such amendment at the upcoming 2000 Annual Meeting of Stockholders.

    In addition to the shares of Common Stock currently outstanding, 3,418,496 shares are reserved for issuance in relation to outstanding options, warrants, our Stock Option Plans, and shares issuable upon conversion of the Convertible Debentures. Accordingly, we have obligations to issue 960,177 shares of Common Stock which are not authorized by our Certificate of Incorporation. See "Risk Factors--Need for Increase in Authorized Shares of Common Stock" on page 5.

PREFERRED STOCK

    We are authorized to issue up to 3,000,000 shares of preferred stock, par value $.01 per share. Fifty shares of preferred stock, $.01 par value per share, are designated as Series A Preferred Stock, the terms of which are described below. 2,999,950 shares of preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights and redemption rights. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company. See "Risk Factors--Existence of 'Blank Check' Preferred Stock" on page 14.

THE SERIES A PLACEMENT

    On August 31, 2000, we consummated the initial closing of a private offering of preferred stock to accredited investors and received gross proceeds of $410,000. Such investors received a total of 41 shares of Series A Convertible Preferred Stock (the "Preferred Stock"; the "Series A Placement"). The net proceeds of the offering are to be used for working capital and accrued expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 21.

SERIES A PREFERRED STOCK

    We are authorized to issue 50 shares of Series A Preferred Stock, par value $.001 per share. Each share of Preferred Stock has a liquidation preference of $10,000 plus an amount representing 6% thereof as has accrued since issuance; such amount is the Liquidation Value, defined as equal to ((.06)(N/365)($10,000)) + $10,000, where "N" means the number of days from issuance of the Preferred Stock to the date of calculation. The Preferred Stock does not pay a dividend. The holders of the Preferred Stock have voting rights with as required by law, and a two-thirds vote is required for us to issue securities senior to or PARI PASSU with the Preferred Stock, or for us to adversely affect such shares as a class. A vote of the Preferred Stock's holders is also required in connection with certain redemption events as described below. All shares of Preferred Stock outstanding on August 31, 2002 convert into shares of Common Stock as if holders of such shares had delivered a conversion notice effective at such date. The holders of Preferred Stock are entitled to participate in pro rata offering of certain securities made to holders of Common Stock as if their shares of Preferred Stock had been converted into Common Stock on such date. The holders may be entitled to liquidated damages under certain circumstances, including if the registration statement is not filed or declared effective in a timely fashion and if we do not fulfill our redemption obligations, some of which are set forth below.

    CONVERSIONS AND REDEMPTIONS

    The Preferred Stock is convertible into shares of Common Stock by the holders, subject to certain exceptions, upon the earlier of 90 days after issuance, the date a registration statement covering the resale of the common stock issuable upon conversion of the Preferred Stock is declared effective by the Commission or five days after receiving a "no-review" status from the Commission in connection with such registration statement.

Conversions

    The number of shares of Common Stock issuable upon conversion is calculated according to the following formula: ((.06)(N/365)(10,000) + 10,000) divided by the "Conversion Price", the lower of $1.40 and the price obtained by multiplying
0.75 times the average of the closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the date of conversion, and where N means the number of days from issuance of the Preferred Stock.

Redemptions upon the Vote of the Holders

    If holders of two-thirds of the Preferred Stock then outstanding vote in favor of redemption, such holders may require us to redeem all of the Preferred Stock then outstanding upon the occurrence of Major Transactions, Triggering Events or our failure to timely deliver freely tradable Common Stock upon receipt of a duly delivered conversion notice. A Major Transaction includes mergers where we are not the surviving entity and the sale of all or substantially all of our assets. Triggering Events include: any failure on our part to maintain an effective registration statement when required to do so, an announcement that upon receipt of conversion notices that we intend not to comply with our obligations thereunder, and our failure to comply with certain covenants in the Securities Purchase Agreement or Registration Rights Agreement resulting in the reasonable expectation of a material adverse event or that the truthfulness of our representations in such agreements would have prevented such material adverse event.

Amounts Payable Upon Redemption

    The amount payable per share upon such redemptions is equal to (i) in the case of Major Transaction, the greater of the Liquidation Value or the value of the Common Stock that such holders would have received if they had delivered conversion notices to us effective the date of the public announcement of the Major Transaction; (ii) in the case of a Triggering Event, the greater of 120% of the Liquidation Value or the value of the Common Stock that such holders would have received if they had delivered conversion notices to us effective the date immediately prior to the day on which the Triggering Event occurred; and
(iii) in the case of our failure to deliver freely tradable shares of Common Stock in response to a conversion notice, the greater of 120% of the Liquidation Value, or the Liquidation Value divided by the Conversion Price (lower of $1.40 or 75% of the market price of a share of Common Stock, as calculated) multiplied by the Closing Bid Price (as defined) of a share of Common Stock as of the effective date of such conversion notice. In the third instance, such holder may otherwise require us to issue shares of Common Stock which are not freely tradable pursuant to its conversion notice or such holder may void its conversion notice and have us return its shares of Preferred Stock

Redemptions at the Option of the Company

    We may redeem the Preferred Stock at our option in a pro rata fashion upon payment of 125% of the Liquidation Value of the Preferred Stock called for redemption in increments of not less than $100,000.

    REGISTRATION RIGHTS OF THE SERIES A PREFERRED STOCK

    We have agreed to file a registration statement within 75 days from the issuance of the Preferred Stock. Such registration statement is required to be declared effective within 195 days after filing. We agreed to indemnify and hold harmless the holders and certain other parties in connection with any action or proceeding that arises out of, or is based upon any allegedly untrue statements, omissions or violations of the registration statement, unless any of the foregoing arise out of information furnished to us by such persons. To the extent any indemnification is prohibited or limited by law, the indemnifying party has agreed to make a contribution in such proportion as is appropriate to reflect relative fault with respect to any amounts for which it would otherwise be liable. In addition, we have agreed to bear nearly all expenses relating to the registration of the shares of Common Stock into which the Preferred Stock is convertible.

    THE PREFERRED STOCK AS FLUCTUATING PRICE SECURITIES

    The Preferred Stock is convertible into shares of Common Stock at a conversion price that fluctuates as a discounted percentage of the market price of the Common Stock (a "Fluctuating Price Security"). Accordingly, the lower the price of the Common Stock at the time of conversion, the more shares a holder receives upon conversion of the Preferred Stock; the higher the price of the Common Stock at the time of conversion, the fewer shares a holder receives upon conversion. See "Risk Factors--Fluctuating Price Securities" and "--Potential Dilution" on pages 6 and 6, respectively.


    At September 29, 2000 we also had $969,579, aggregate principal amount, of convertible debentures outstanding which bear similar percentage conversion features. Had conversion notices for all outstanding convertible debentures been received effective September 29, 2000, we would have been required to issue an additional 1,670,860 shares of Common Stock pursuant thereto. At such date we had received no conversion notices for which we had not issued Common Stock. Had conversion notices for all 41 shares of Preferred Stock been received effective September 28, 2000, approximately 784,800 shares of common stock would have been issuable upon conversion thereof, assuming that we had sufficient number of authorized but unissued shares of Common Stock and that the Preferred Stock was fully convertible at such date (neither of such conditions being true).



    We would be obligated to issue approximately the following number of shares of Common Stock if holders of the outstanding convertible debentures and Preferred Stock were to issue conversion notices for all their outstanding securities and the market price of the Common Stock were to decline the specified percentages from its September 28, 2000 price: 3.27 million shares (25% decrease); 4.91 million shares (50% decrease); and 9.82 million shares (75% decrease). See "Risk Factors--Potential Dilution" on page 6.


    We have issued such Fluctuating Price Securities because the terms of such securities were the best that we could command in the market at the times we were seeking to raise capital. We used the Convertible Securities to raise needed working capital; however, we assumed the conversion, registration, and other obligations required by such securities.

    In order to meet our obligations upon conversion notices of the Preferred Stock and the convertible debentures, the Board of Directors has approved, subject to stockholder approval at the 2000 Annual Meeting of Stockholders, an increase in the number of authorized shares of Common Stock from 15,000,000 to 50,000,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Upcoming Stockholders' Meeting" on page 18.

CONVERTIBLE DEBENTURES


    We have issued three tranches of Convertible Debentures. The conversion price of all the Convertible Debentures is a percentage of the market price of our Common Stock; other terms of the three tranches vary. The lower the price of the Common Stock at the time of conversion, the more shares a holder of Convertible Debentures receives upon conversion of the Convertible Debentures; the higher the price of the Common Stock at the time of conversion, the fewer shares a holder receives upon conversion. At September 29, 2000, $969,579, aggregate principal amount, of Convertible Debentures was outstanding.


    SPRING 1999 DEBENTURES


    On March 24, 1999, we consummated the final sale of our first tranche of Convertible Debentures in a private placement more fully described in our Current Report on Form 8-K, filed with the Commission on January 19, 1999. We issued a total of $600,000 of 9% convertible debentures due 2001 (the "Spring 1999 Debentures"). The Spring 1999 Debentures are convertible at any time at the option of the holder until maturity at a conversion price equal to the lesser of 75% of the average closing bid price of the Common Stock for the five trading days immediately prior to the conversion date or equal to the average closing bid price times four for the five trading days immediately prior to the respective closing date for that initial purchaser. Interest on the Spring 1999 Debentures is payable in shares of Common Stock upon conversion, redemption or maturity. The Spring 1999 Debentures are redeemable at our option for 125% of the principal amount of the debentures, plus accrued interest. If we fail to redeem the Spring 1999 Debentures prior to maturity, such securities automatically convert into shares of Common Stock. At September 29, 2000, holders had converted $300,000 principal amount of Spring 1999 Debentures, and we had issued 1,207,854 shares of Common Stock upon conversion thereof.



    We were obligated to file a registration statement registering the shares of Common Stock into which the Spring 1999 Debentures were convertible and have such registration statement declared effective by specified deadlines. We filed such a registration statement and had it declared effective after the specified deadlines in both instances. Consequently, we owe approximately $5,000 in liquidated damages to the remaining holder of the Spring 1999 Debentures, which may be paid in shares in Common Stock at our option.


    GMF DEBENTURES


    Effective September 30, 1999, we entered into agreements with GMF Holdings ("GMF"), under which we could require GMF to purchase up to $5 million of our 4% subordinated convertible debentures due September 2004 (the "GMF Debentures"), as more fully described in our Current Report on Form 8-K, filed with the Commission on October 8, 1999. At September 29, 2000 we had issued $550,000 of GMF Debentures. By the terms of such agreements, we may require GMF to purchase up to a maximum of $500,000 of GMF Debentures every 30 days and possibly less, depending on the trading volume of the Common Stock. The GMF Debentures are convertible at a conversion price equal to 75% of the highest bid price of the Common Stock during the five trading days immediately preceding the date of conversion. Interest on the GMF Debentures is payable in cash or shares of Common Stock (at our option) upon conversion or maturity. We are not permitted to redeem the GMF Debentures prior to their maturity, at which time they are converted into Common Stock. At September 29, 2000, holders had converted $550,000 principal amount of GMF Debentures, and we had issued 1,035,748 shares of Common Stock upon conversions.



    GMF's obligations to purchase additional debentures terminate September 30, 2000 unless such agreements are extended or renewed. We are currently pursuing those possibilities with GMF.


    B&G DEBENTURES


    On February 17, 2000, we consummated the final sale of our third tranche of Convertible Debentures in a private placement more fully described in our Current Report on Form 8-K, filed with the Commission on March 23, 2000. We issued a total of $944,960 of subordinated convertible debentures (the "B&G Debentures"); $110,000 of B&G Debentures pay 4% interest and mature
October 2002; $204,980 of B&G Debentures pay 8% interest and mature in November 2002; and $629,980 of B&G Debentures pay 8% interest and mature in February 2003. The B&G Debentures are convertible at any time at the option of the holders until maturity at the lesser of 75% of average closing bid price of the Common Stock for the five trading days immediately prior to the conversion date or fixed prices ranging from $0.50 to $1.50. Interest on the B&G Debentures is payable in shares of Common Stock (at our option) upon conversion, redemption, or maturity. The B&G Debentures are redeemable at our option for either 135% or 125% of the face amount of the debentures, plus accrued interest. If we fail to redeem a B&G Debenture prior to its maturity, such security automatically converts into shares of Common Stock, based on the price of the Common Stock on its maturity date. At September 1, 2000, holders had converted $275,381 principal amount of the B&G Debentures (all types), and we had issued 578,866 shares of Common Stock upon conversion.


    The registration rights agreement with the holders of the 8% due 2003 convertible debentures required us to have an effective registration statement in place by April 30, 2000 which did not occur. We have paid the holders thereof $9,000 in partial of payment of the liquidation damages owed. The registration statement of which this propsectus is a part is intended to comply with our obligations thereunder and permit the cessation of such liquidated damages.

TRANSFER AGENT

    American Stock Transfer and Trust Company is the transfer agent for our Common Stock.

DIRECTORS' LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our Certificate of Incorporation includes provisions which eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the Delaware General Corporation Law permits indemnification by a corporation of certain officers, directors, employees and agents.

    Our Bylaws provide that we will indemnify each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

    We intend to renew our policy of insurance (in October 2000) under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of Shares outstanding, those Shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this offering, we will have outstanding 12,512,448 shares of Common Stock all of which will be freely tradeable without restriction or further registration under the Securities Act except certain shares owned by our affiliates and related persons. See "Principal Stockholders" on page 36. Using the price of the Common Stock as of September 28, 2000, we have contingent obligations to issue an aggregate of approximately 3.71 million shares of Common Stock upon the exercise of certain warrants, options and Convertible Securities, including the Preferred Stock and contingent obligations to issue an additional 1,240,567 shares of Common Stock upon the exercise of certain options and warrants the exercise price of which is above the current market price of the Common Stock. The number of shares of Common Stock issuable upon the conversion of the Convertible Securities will vary with the price of the Common Stock and would increase if the price of the Common Stock were to decrease, as described in "Risk Factors--Fluctuating Securities", "--Potential Dilution" and "--Need for Increase in Authorized Shares of Common Stock" on pages 5, 6 and 6, respectively. All such shares of Common Stock issuable pursuant to our contingent obligations will be "restricted securities" (as that term is defined in Rule 144 under the Securities Act) and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Commencing approximately 12 months following the date of this prospectus, substantially all of these restricted securities would become eligible for sale in the public market pursuant to Rule 144.


    In general, under Rule 144, as currently in effect, a person (including a person who may be deemed our "affiliate" as that term is defined under the Securities Act) who has beneficially owned such shares for at least one year would be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that do not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about us. After two years have elapsed from the date of the issuance of restricted securities by us or their acquisition from an affiliate, such shares may be sold without limitation by persons who have not been affiliates of ours for at least three months.

    The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the Common Stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing.

                              PLAN OF DISTRIBUTION

    The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock with discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders and any such brokers, dealers or agents who participate in the distribution of the Common Stock may be deemed to be "underwriters", and any profits on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the 1933 Act. To the extent a Selling Stockholder may be deemed to be an underwriter, the Selling Stockholder may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the 1933 Act and Rule 10b-5 under the 1934 Act.

    The Common Stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Common Stock may be sold by one or more of the following methods:

    - a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - an exchange distribution in accordance with the rules of such exchange, including a sale on the OTB Bulletin Board;

    - face-to-face transactions between sellers and purchasers without a broker-dealer;

    - through the writing of options; and

    - other transactions.

    At any time a particular offer of the Common Stock is made, we will distribute a revised prospectus or prospectus supplement, if required, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file the prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, with the SEC to reflect the disclosure of additional information with respect to the distribution of the Common Stock. In addition, the shares of Common Stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus by any of the Selling Stockholders.

    The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Regulation M. That regulation may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other participating person. Under applicable rules and regulations under the 1934 Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the 1933 Act and the rules and regulations there under, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any such other person.

    In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    All of the foregoing may affect the marketability of the shares.

    We have agreed to pay substantially all of the expenses incidental to this registration, offering and resale by the Selling Stockholders of the Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    We will not receive any of the proceeds of the sale of the Common Stock offered by the Selling Stockholders or upon conversion of any of the Convertible Securities described herein. We will receive varying amounts upon exercise of the warrants, although more than two-thirds of the warrants are exercisable at $1.4375 per share. If all the warrants are exercised, we will receive $593,609 which will be used for general corporate purposes. See "Use of Proceeds" on page 16.

OUR REGISTRATION OBLIGATIONS

    We have agreed in the several registration rights agreements to keep a prospectus usable until the shares of Common Stock issuable upon conversion of the respective Convertible Securities and exercise of the respective warrants, no longer require the delivery of a prospectus to be sold in the capital markets. To our knowledge currently no plans, arrangements or understandings exist between any Selling Stockholder and any broker, dealer, agent or underwriter regarding the sale of the securities by any Selling Stockholder, except the general understanding that several of the Selling Stockholders intend to sell part or all of their holdings promptly upon the effectiveness of the registration statement of which the prospectus is a part. We cannot assure you that any Selling Stockholder will sell any or all of the securities offered by it under this prospectus or that any Selling Stockholder will not transfer, devise or gift such securities by other means not described in this prospectus.

    Pursuant to the several registration rights agreements entered into in connection with our private placements, we and each of the Selling Stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the 1933 Act, or will be entitled to contribution in connection with these matters.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock under applicable state law has been passed upon for the Company by Squadron, Ellenoff, Plesent, Sheinfeld, LLP, New York, New York. We have granted Squadron, Ellenoff a security interest in our personal property to secure amounts due to them.

                                    EXPERTS


    The financial statements as of December 31, 1998 and December 31, 1999 and for each of the two years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 3 to the financial statements) of Pricewaterhouse-Coopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York City and Chicago. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically (http://www.sec.gov). You also may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Common Stock and us, reference is hereby made to the Registration Statement which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    Certain statements included or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements made in press releases and oral statements made by our officers, directors or employees acting on our behalf. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, market demand for the Company's products, successful implementation of the Company's products, competitive factors, the ability to manage the Company's growth, the ability to recruit additional personnel and other factors referenced in this prospectus and in the company's filings with the Securities and Exchange Commission. In addition to statements which explicitly describe such risks and uncertainties, you are urged to consider statements labeled with the terms "believes," "belief," "expects," "plans," "anticipates" or "intends," to be uncertain and forward-looking.

        [The remainder of this page has been left blank intentionally.]

                             CELERITY SYSTEMS, INC,
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2

Financial Statements:

Balance Sheets as of December 31, 1998 and 1999 and
  June 30, 2000 (unaudited).................................    F-3

Statements of Operations for the years ended
  December 31, 1998, 1999 and for the six month periods
  ended
  June 30, 1999 and 2000 (unaudited)........................    F-4

Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1998 and 1999 and
  for the six months ended June 30, 1999 and 2000
  (unaudited)...............................................    F-5

Statements of Cash Flows for the years ended
  December 31, 1998 and 1999 and for the six month periods
  ended June 30, 1999 and 2000 (unaudited)..................    F-6

Notes to the Financial Statements...........................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Celerity Systems, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Celerity Systems, Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome on this uncertainty.

PricewaterhouseCoopers LLP
March 10, 2000
Knoxville, Tennessee

                             CELERITY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      ---------------------------     JUNE 30,
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
                                                                                    (UNAUDITED)
                                             ASSETS
Cash................................................  $     18,273   $        383   $    449,301
Accounts receivable, less allowance for doubtful
  accounts of $436,472 in 1998......................       280,315         31,500             --
Other receivables...................................            --         28,000          4,300
Inventory, net......................................     1,206,611        854,353        322,807
Prepaid expenses....................................        63,150         24,000        116,975
                                                      ------------   ------------   ------------
      Total current assets..........................     1,568,349        938,236        893,383
Property and equipment, net.........................     1,697,367        104,686        129,019
Debt offering costs, net of accumulated amortization
  of $0, $134,894 and $93,735 (unaudited),
  respectively......................................            --         76,629        122,739
Other assets........................................            --        109,186        107,978
                                                      ------------   ------------   ------------
      Total assets..................................  $  3,265,716   $  1,228,737   $  1,253,119
                                                      ============   ============   ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable....................................  $    821,814   $    984,341   $    364,666
Accrued wages and related taxes.....................       626,389      1,209,639        260,112
Accrued interest....................................         5,250        224,622        119,645
Other accrued liabilities...........................       161,890        309,513        100,960
Notes payable.......................................         5,000        557,252        130,000
Current maturities of long-term debt and capital
  lease obligations.................................       271,937        401,173        120,000
                                                      ------------   ------------   ------------
      Total current liabilities.....................     1,892,280      3,686,540      1,095,383
Long-term debt and capital lease obligations, less
  current maturities................................       397,955        904,280      1,429,579
                                                      ------------   ------------   ------------
      Total liabilities.............................     2,290,235      4,590,820      2,524,962
Common stock, $.001 par value, 15,000,000 shares
  authorized, 4,748,847 issued and 4,411,483
  outstanding, and 6,269,521 issued and 5,932,157
  outstanding at December 31, 1998 and 1999,
  respectively and 12,086,835 issued and 11,749,471
  outstanding at June 30, 2000 (unaudited)..........         4,749          6,270         12,087
Additional paid-in capital..........................    22,626,174     23,695,245     29,062,069
Treasury stock, at cost, 337,364 shares at December
  31, 1998 and 1999 and June 30, 2000 (unaudited)...      (227,500)      (227,500)      (227,500)
Accumulated deficit.................................   (21,427,942)   (26,836,098)   (30,118,499)
                                                      ------------   ------------   ------------
      Total stockholders' equity (deficit)..........       975,481     (3,362,083)    (1,271,843)
                                                      ------------   ------------   ------------
      Total liabilities and stockholders' equity
        (deficit)...................................  $  3,265,716   $  1,228,737   $  1,253,119
                                                      ============   ============   ============

   The accompanying notes are an integral part of these financial statements

                             CELERITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                FOR THE YEARS ENDED      FOR THE SIX MONTHS ENDED
                                                   DECEMBER 31,                  JUNE 30,
                                             -------------------------   -------------------------
                                                1998          1999          1999          2000
                                             -----------   -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Revenues...................................  $   814,159   $    85,894   $    81,156   $        --
Cost of revenues...........................      879,280       366,495        19,647       685,313
                                             -----------   -----------   -----------   -----------
    Gross loss.............................      (65,121)     (280,601)       61,509      (685,313)
Operating expenses.........................    6,810,757     4,667,719     1,596,189     1,896,895
                                             -----------   -----------   -----------   -----------
    Loss from operations...................   (6,875,878)   (4,948,320)   (1,534,680)   (2,582,208)
  Interest expense.........................      (35,056)     (537,865)     (287,909)     (746,053)
  Interest income..........................       90,219           686           477            --
  Other income.............................           --        50,513        46,330         9,549
                                             -----------   -----------   -----------   -----------
    Loss from continuing operations........  $(6,820,715)  $(5,434,986)  $(1,775,782)  $(3,318,712)
Discontinued operations (Note 4):
  Loss from operations of discontinued
    CD-ROM segment.........................     (113,559)           --                          --
  Income (loss) on disposal of discontinued
    CD-ROM segment.........................      (21,573)       26,830        72,600        36,311
                                             ===========   ===========   ===========   ===========
    Net loss...............................  $(6,955,847)  $(5,408,156)  $(1,703,182)  $(3,282,401)
                                             ===========   ===========   ===========   ===========
Basic and diluted loss per common share
  (Note 11):
  Loss from continuing operations..........  $     (1.60)  $     (1.07)  $     (0.41)  $     (0.39)
  Discontinued operations..................        (0.03)         0.01          0.02         (0.00)
                                             ===========   ===========   ===========   ===========
  Net loss per share.......................  $     (1.63)  $     (1.06)  $     (0.39)  $     (0.39)
                                             ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements

                             CELERITY SYSTEMS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

               AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                                                 ADDITIONAL
                                        SHARES OF      COMMON      PAID-IN     TREASURY    ACCUMULATED
                                       COMMON STOCK    STOCK       CAPITAL       STOCK       DEFICIT
                                       ------------   --------   -----------   ---------   ------------
Balances, January 1, 1998............    4,442,134     $4,442    $22,399,692   $(227,500)  $(14,472,095)
Issuance of stock to employee benefit
  plan...............................      156,590        156        135,766          --             --
Exercise of employee stock options...       46,600         47          4,796          --             --
Conversion of accounts and notes
  payable to stock...................      103,523        104         85,920          --             --
Net loss.............................           --                                           (6,955,847)
                                        ----------     ------    -----------   ---------   ------------
Balances, December 31, 1998..........    4,748,847      4,749     22,626,174    (227,500)   (21,427,942)
Exercise of employee stock options...       28,800         29          2,851          --             --
Issuance of common stock.............      200,000        200         39,800
Issuance of convertible debentures
  with beneficial....................                                375,935
Issuance of warrants to purchase
  450,000 shares of common stock.....                                111,605
Conversion of accounts and notes
  payable to common stock............      438,015        438        379,734
Conversion of convertible debentures
  to common stock....................      853,859        854        159,146          --             --
Net loss.............................                                                        (5,408,156)
                                        ----------     ------    -----------   ---------   ------------
Balances, December 31, 1999..........    6,269,521     $6,270    $23,695,245   $(227,500)  $(26,836,098)
                                        ==========     ======    ===========   =========   ============

                                                                 ADDITIONAL
                                        SHARES OF      COMMON      PAID-IN     TREASURY    ACCUMULATED
                                       COMMON STOCK    STOCK       CAPITAL       STOCK       DEFICIT
                                       ------------   --------   -----------   ---------   ------------
Balances, January 1, 2000
  (unaudited)........................    6,269,521    $ 6,270    $23,695,245   $(227,500)  $(26,836,098)
Issuance of common stock
  (unaudited)........................    1,700,000      1,700      1,058,300
Exercise of employee stock options
  (unaudited)........................       16,000         16          2,759
Exercise of common stock warrants
  (unaudited)........................      177,500        178        135,923
Issuance of convertible debentures
  with beneficial conversion feature
  (unaudited)........................                                567,639
Issuance of common stock as payment
  of certain consulting and
  directors' fees, payroll and
  accounts payable items
  (unaudited)........................      847,963        848      1,037,084
Conversion of notes, accounts, wages
  and related payroll taxes to shares
  of common stock and warrants to
  purchase 357,464 shares of common
  stock (unaudited)..................    1,575,238      1,575      1,830,993
Conversion of convertible debentures
  to shares of common stock
  (unaudited)........................    1,500,613      1,500        734,126
Net loss (unaudited).................                                                        (3,282,401)
                                        ----------    -------    -----------   ---------   ------------
Balances, June 30, 2000
  (unaudited)........................   12,086,835    $12,087    $29,062,069   $(227,500)  $(30,118,499)
                                        ==========    =======    ===========   =========   ============

   The accompanying notes are an integral part of these financial statements

                             CELERITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                        FOR THE YEARS ENDED      FOR THE SIX MONTHS ENDED
                                                           DECEMBER 31,                  JUNE 30,
                                                     -------------------------   -------------------------
                                                        1998          1999          1999          2000
                                                     -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................  $(6,955,847)  $(5,408,156)  $(1,703,182)  $(3,282,401)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Depreciation and amortization..................      515,233       665,418       476,300       398,894
    Loss on disposal of fixed assets...............       41,197     1,085,474            --            --
    Noncash interest expense related to beneficial
      conversion feature of debt...................           --       285,235       140,906       658,339
    Noncash stock based compensation...............       17,205            --            --            --
    Warranty reserve...............................     (235,000)           --            --            --
    Provision for doubtful accounts receivable.....      152,129            --            --            --
    Noncash operating expense relating to
      consulting fees..............................                                                468,750
    Provision for inventory obsolescence...........     (273,544)      354,523            --       683,750
    Noncash operating expense related to payroll
      and directors fees...........................                                       --       309,222
    Changes in current assets and liabilities:
      Accounts receivable..........................      594,793       248,815        11,080        27,200
      Prepaid expenses.............................       40,189        39,150         8,413        16,400
      Inventory....................................      111,998        (2,265)       (9,976)     (152,204)
      Costs in excess of billings on uncompleted
        contracts..................................       20,963            --            --            --
      Accounts payable.............................       15,509       542,700        24,435      (420,670)
      Other current liabilities....................      478,289       950,245       484,018      (526,322)
                                                     -----------   -----------   -----------   -----------
        Net cash used in operating activities......   (5,476,886)   (1,238,861)     (568,006)   (1,819,042)
Cash flows from investing activities:
  Purchases of property and equipment..............     (879,494)           --            --       (45,915)
  Issuance of other receivables....................           --       (50,000)      (50,000)           --
  Collection of other receivables..................           --        22,000            --            --
  Maturity of short-term instruments...............    1,229,788            --            --            --
  Investments in other assets......................           --       (20,900)           --            --
                                                     -----------   -----------   -----------   -----------
        Net cash provided by (used in) investing
          activities...............................      350,294       (48,900)      (50,000)      (45,915)
Cash flows from financing activities:
  Proceeds from short-term borrowings..............           --       677,253       137,553       130,000
  Principal payments on short-term borrowings......           --      (125,000)           --       (30,000)
  Proceeds from long-term debt.....................      450,000       914,980       600,000     1,179,980
  Principal payments on long-term debt and capital
    lease obligations..............................      (38,875)      (28,719)      (18,622)      (30,000)
  Proceeds from issuance of common stock...........      140,765        40,000         2,880     1,060,000
  Proceeds from exercise of common stock
    warrants.......................................                                                136,100
  Proceeds from exercise of common stock options...           --         2,880            --         2,775
  Financing and debt issue costs...................           --      (211,523)      (87,025)     (134,980)
                                                     -----------   -----------   -----------   -----------
        Net cash provided by financing
          activities...............................      551,890     1,269,871       634,786     2,313,875
Net increase/decrease in cash and cash
  equivalents......................................   (4,574,702)      (17,890)       16,780       448,918
Cash and cash equivalents, beginning of period.....    4,592,975        18,273        18,273           383
                                                     -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period...........  $    18,273   $       383   $    35,053   $   449,301
                                                     ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements

                             CELERITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

    Celerity Systems, Inc. (the "Company"), a Delaware corporation, designs, develops, integrates, installs, operates and supports interactive video services hardware and software ("interactive video"). The Company also designed, developed, installed, and supported CD-ROM software products for business applications. In February, 1998 the Company began to scale back the CD-ROM segment to a maintenance mode of operations (Note 4). In the interactive video services area, the Company seeks to provide solutions, including products and services developed by the Company and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. The sales of interactive video products are principally made on a contract basis. The majority of the Company's remaining CD-ROM customer base is in the security brokerage industry and in U.S. Government applications.

    The Company has one interactive video customer that represented 56% of the Company's revenues in 1998 and approximately 50% in 1999. Export sales represented 56% and 35% of revenues for 1998 and 1999, respectively. Sales to Chinese companies represented 56% of total revenues in 1998.

PRESENTATION OF UNAUDITED INTERIM FINANCIAL STATEMENTS

    Information in the accompanying interim condensed financial statements and notes to the financial statements for the interim periods as of and for the six months ended June 30, 1999 and 2000, is unaudited. The accompanying interim unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principles and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as of and for the period ended December 31, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Cash and Cash Equivalents--The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased as cash equivalents. The Company places its temporary cash investments principally in bank repurchase agreements, money market accounts and certificates of deposit with one bank. The Company does not obtain collateral on its investment or deposit accounts.

    Accounts Receivable--The Company does not require collateral or other security to support customer receivables.

    Inventory--Inventory is stated at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) method.

    Revenue Recognition--Long-term contracts related to the Company's interactive video segment are accounted for under the percentage of completion method as these contracts extend over relatively long periods of time. The Company measures the percentage complete by contract based upon the costs incurred to date in relation to the total estimated costs for each contract. Costs are charged to contracts as incurred based upon material costs, hours dedicated to the contract, and allocations of

                             CELERITY SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) overhead costs based on predetermined overhead rates. The Company records sales of products not under contract when the related products are shipped.

    Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, generally five years. Routine repair and maintenance costs are expensed as incurred. Costs of major additions, replacements and improvements are capitalized. Gains and losses from disposals are included in income. The Company periodically evaluates the carrying value by considering the future cash flows generated by the assets. Management believes that the carrying value reflected in the financial statements is fairly stated based on this criteria.

    Debt Offering Costs--Debt offering costs, which consist of debt offering costs related to private placements in 1999, are being amortized on a straight line basis over the term of the related debt. In 1999, amortization expense related to these costs was $134,894.

    Research and Development Costs--Research and development costs are expensed as incurred and amounted to $912,045 and $90,498 for the years ended
December 31, 1998 and 1999, respectively. These amounts are included in operating expenses in the accompanying statements of operations.

    Income Taxes--The Company accounts for income taxes using the asset and liability method is used, whereby deferred tax assets and liabilities are determined based upon the differences between financial reporting and taxbases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Stock Based Compensation--On January 1, 1996, the Company adopted SFAS 123, Accounting for Stock Based Compensation. As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its Plans. The pro forma disclosures of the impact of SFAS 123 are described in Note 10 of the financial statements.

    Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Impact of SFAS 133--In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was effective for fiscal quarters of fiscal years beginning after June 15, 2000. This Standard will have no material impact on the Company.

    Reclassifications--Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulleting No. 101, or SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. It is effective for the fourth fiscal quarter of fiscal

                             CELERITY SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) years beginning after December 15, 1999. This statement has not had a material impact on the Company.

    In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44) which clarifies the application of Accounting Principles Board Opinion 25 for certain transactions. The interpretation addresses many issues related to granting or modifying stock options including changes in accounting for modifications of awards (increased life, reduction of exercise price, etc.). It is effective July 1, 2000 but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The effects of applying the interpretation are to be recognized on a prospective basis from July 1, 2000. FIN 44 has not had a material impact on the Company.

3. GOING CONCERN

    The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has had recurring losses and continues to suffer cash flow and working capital problems. Additionally, the lack of sales or a significant financial commitment raises substantial doubt about the Company's ability to continue as a going concern.

    In addition to the private placement of convertible debentures issued during 1999, (Note 9) effective September 30, 1999, the Company entered into $5,000,000 Line of Credit Agreement. Pursuant to the Line of Credit Agreement the Company may issue and sell up to $5,000,000 principal amount of 4% Convertible Debentures during a period beginning on the effective date of a registration statement covering the common stock underlying the Convertible Debentures and ending September 30, 2000. At December 31, 1999 the registration had not been filed and no advances had been made to the Company.

    In the first quarter of 2000, the Company received gross proceeds from a private placement of convertible debt totaling $610,000 and $75,000 from the exercise of 1999 common stock warrants. In addition, the Company is attempting to obtain additional financing. The Company also received purchase orders in 1999 totaling approximately $1.2 million in revenues to the Company through 2000 and into 2001. Finally, management is seeking a buyer for its discontinued CD-ROM segment and is actively seeking one or more strategic investors.

4. DISCONTINUED SEGMENT

    In February 1998, the Company decided to scale back its CD-ROM segment to a maintenance mode of operations. The Company developed a formal plan of disposal that became effective in May 1998. The Company is actively seeking a buyer for the segment which had revenues of $460,955 and $174,209 in 1998 and 1999, respectively. The Company believes the most valuable assets for sale are the segment's customer list and product source code which have no recorded value. Inventory of $48,465 is available for sale and the Company continues to sell the inventory as existing customers request such merchandise. Management cannot determine which assets will remain at the time of disposal and has written down to an estimated net realizable value the related furniture, equipment and inventory.

                             CELERITY SYSTEMS, INC.

5. INVENTORY

    Inventory at December 31, 1998 and 1999, consists of:

                                                           1998        1999
                                                        ----------   --------
Raw materials.........................................  $  774,257   $924,890
Finished goods........................................     502,891        -0-
                                                        ----------   --------
                                                         1,277,148    924,890
Reserve for inventory obsolescence....................     (70,537)   (70,537)
                                                        ----------   --------
                                                        $1,206,611   $854,353
                                                        ==========   ========

    During 1999 the Company wrote inventory down to an estimated net realizable value. This write down amounted to $354,523.

6. PROPERTY AND EQUIPMENT

    Substantially all property and equipment of the Company is comprised of computers and computer-related equipment, therefore, all property and equipment is included in one category entitled "Property and equipment, net." Cost and related accumulated depreciation for December 31, 1998 and 1999, are as follows:

                                                          1998         1999
                                                       -----------   ---------
Property and equipment...............................  $ 2,811,861   $ 223,737
Accumulated depreciation.............................   (1,114,494)   (119,051)
                                                       -----------   ---------
Property and equipment, net..........................  $ 1,697,367   $ 104,686
                                                       ===========   =========

    As part of the downsizing efforts during 1999, the Company negotiated to release it's current facility and relocate to a smaller site. This relocation took place in January 2000. As result of this relocation certain leasehold improvements were abandoned and furniture recorded as part of a capitalized lease was returned. The Company has recorded a loss on disposal related to these assets as well as certain computer equipment totaling $1,085,474. Depreciation expense in 1998 and 1999 was $515,233 and $507,205, respectively.

                             CELERITY SYSTEMS, INC.

7. INCOME TAXES

    The tax effects of temporary differences giving rise to the Company's deferred tax assets (liabilities) at December 31, 1998 and 1999, are as follows:

                                                        1998          1999
                                                     -----------   -----------
Current:
  Allowance for doubtful accounts..................  $   166,000   $        --
  Accrued wages....................................      223,000       459,000
  Inventory reserve................................       26,000        26,000
  Relocation reserve...............................           --        84,000
  Other............................................       35,000        23,000
                                                     -----------   -----------
                                                         450,000       592,000
Valuation allowance for net current deferred tax
  assets...........................................     (450,000)     (592,000)
                                                     -----------   -----------
    Total net current deferred tax asset...........  $        --   $        --
                                                     ===========   ===========
Noncurrent:
  Net operating loss and research credit
    carryfowards...................................  $ 6,690,000   $ 8,429,000
  Stock based compensation.........................      966,000       937,000
  Property and equipment...........................     (127,000)      (26,000)
                                                     -----------   -----------
                                                       7,529,000     9,392,000
Valuation allowance for net noncurrent deferred tax
  assets...........................................   (7,529,000)   (9,392,000)
                                                     -----------   -----------
    Total net current deferred tax asset...........  $        --   $        --
                                                     ===========   ===========

    As a result of the significant pretax losses in fiscal 1998 and 1999, management can not conclude that it is more likely than not that the deferred tax asset will be realized. Accordingly, a valuation allowance has been established against the total net deferred tax asset.

    In 1998 and 1999, income tax benefit (expense) allocated to discontinued operations was $51,000 and $(10,000) respectively. The Company recorded a full valuation allowance for this item.

    The Company's income tax benefit differs from that obtained by using the federal statutory rate of 34% as a result of the following:

                                                        1998          1999
                                                     -----------   -----------
Computed "expected" tax (benefit), continuing
  operations.......................................  $(2,319,000)  $(1,839,000)
State income tax (benefit), net of federal income
  tax benefit......................................     (275,000)     (214,000)
Change in valuation allowance......................    2,597,000     2,005,000
Permanent differences..............................       25,000            --
Other..............................................      (28,000)       48,000
                                                     -----------   -----------
                                                     $        --   $        --
                                                     ===========   ===========

                             CELERITY SYSTEMS, INC.

7. INCOME TAXES (CONTINUED)
    At December 31, 1999, the Company has approximately $22,000,000 of net operating loss carryforwards. These amounts are available to reduce the Company's future taxable income and expire in the years 2010 through 2014.

8. COMMON STOCK WARRANTS

    In June and July 1996, the Company sold units in a private placement offering to outside investors. The 60 units consisted of one 10% Note in the principal amount of $50,000, 7,111 shares of common stock and warrants to purchase 2,625 shares of common stock. Additionally, the agent received warrants to purchase 35,556 shares of common stock at $10.31 per share.

    In November 1996, the Company issued an additional 867 warrants for each unit held by the outside investors in connection with the Company's default on previously outstanding investor debt and subsequent conversion of the principal to common stock. The warrants issued to the agent were increased to 38,852 in connection with the default and the exercise price was decreased to $9.44. In October and November 1998, the Company agreed to issue $86,024 in common stock at a 20% discount. This triggered the antidilution provisions of the 1996 warrant agreements. An additional 29 warrants were issued for each unit and the exercise price was lowered to $8.39. All warrants issued in the 1996 placement will expire on the third anniversary of the closing of the initial public offering. The warrant issued to the agent was further increased to 39,184 in connection with the 1998 antidilution and the exercise price was decreased to $9.36. These will expire five years from the date of grant.

    In the Spring of 1999, the Company issued $600,000 of convertible debentures which had conversion features at a 25% discount to the market price on the date of conversion. In the Fall 1999, the Company issued $314,980 of convertible debentures which had conversion features at a 35% discount to the market price on the date of conversion. This triggered the antidilution provisions of the 1996 warrant agreements. An additional 476 warrants were issued for each unit and the exercise price was lowered to $7.39. The warrant issued to the agent was further increased to 44,510 in connection with the 1999 antidilution and the exercise price was decreased to $8.24.

    In August 1997, the Company sold 20 units, each consisting of a 10% Note in the principal amount of $100,000 and warrants to purchase 16,000 shares of common stock at $3.00 per share. In connection with this placement, the Company entered into stock repurchase agreements with one of the Company's former officers and with a director. The Company paid $0.50 per share for a combined total of 320,000 shares held by the two individuals, using a portion of the funds from the private placement. The previously mentioned 1998 discounted stock issuance also triggered the antidilution provisions of the 1997 warrant agreement. However, no adjustment was necessary under the agreement. The 1999 convertible debenture issuance also triggered the antidilution provisions of the 1997 warrant agreement. An additional 2,320 warrants were issued for each unit and the exercise price was lowered to $2.62.

    In January and February and March 1999, the Company placed $600,000 of 9% convertible debentures (Note 9). In connection with this placement the agent received warrants to purchase 100,000 shares of common at $1.00 per share. The Company recorded loan cost and additional paid in capital for the $36,605 fair value of these warrants.

    In June 1999, the Company received $500,000 in bridge financing. In connection with this placement the agent received warrants to purchase 100,000 shares of common stock at $1.50 per share which were subsequently repriced to $0.94 per share. See Note 14.

                             CELERITY SYSTEMS, INC.

8. COMMON STOCK WARRANTS (CONTINUED)
    In October and November 1999, the Company placed $110,000 and $204,980 of 4% and 8% convertible debentures, respectively. In connection with these placements, the agent received warrants to purchase 250,000 shares of common stock at $0.586 per share. The Company recorded loan cost and additional paid in capital for the $75,000 fair value of these warrants.

9. NOTES PAYABLE, LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Notes payable include $27,252 advanced from the Company's President on a non-interest bearing short-term basis. These funds were used for working capital purposes. During 1999 $30,000 was advanced from an inventory supplier to fund purchases required for a specific customer order. This note is due, plus interest of $15,000, upon receipt of the funds from the specified customer. Also, bridge financing was obtained in the amount of $500,000. This financing had a term of 120 days and provided for interest of $100,000.

    In April 1998, the Company incurred capital lease obligations of approximately $259,000 for certain equipment. Monthly payments of principal and interest of $9,541 are due through 2001 with $82,628 past due at December 31, 1999. The equipment was returned to the lessor as part of the relocation of the Company's facilities (Note 6). The Company is still in negotiations with the lessor. No assurance can be given as to the successful conclusion of these negotiations.

    In October and November 1998, the Company placed $450,000 of 7% notes. Each note holder is entitled to royalties of fifty cents per $100,000 invested (pro rated for lesser investments) for each T 6000 set top box sold during a period of up to five years. Of the total notes placed, $200,000 were due in 1999 and the remainder are due through October 2001. The Company is currently in default as it relates to the amounts due in 1999. Negotiations are being held with certain holders of these notes to cure the default status. Interest is paid in full on the maturity date. Four individuals, three members of management and one director, were among those investors. Of the total, $200,000 is related to these individuals.

    In January and February and March 1999, the Company sold $600,000 in a private placement offering to outside investors. Investors in the private placement received 9% convertible debentures with a principal amount equal to the amount of the investment and a term of two years. The debentures are convertible into the Company's common stock at a price equal to the lesser of
(i) 75% of the average closing bid price of the common stock for the five days immediately preceding the date of conversion, or (ii) four times the five-day average closing bid price for the five days immediately preceding the date of closing. The Company may redeem the debentures at prices that range from 115% to 125% of the principal amount, plus accrued interest. The debentures are subject to mandatory conversion upon maturity. At December 31, 1999 $160,000 of the debentures had converted to shares of common stock and $10,000 had been redeemed. The Company recorded debt discount and additional paid in capital for the $229,650 fair value of the beneficial conversion feature.

    In November and December 1999, the Company sold $314,980 in a private placement offering to outside investors. Investors in the private placement received 4% convertible debentures with a principal amount of $110,000 and 8% convertible debentures with a principal amount of $204,980, both with a term of three years. The debentures are convertible into the Company's common stock at a price equal, at the Debenture holders option, either, (i) 65% of the average closing bid price of the common stock for the five days immediately preceding the date of conversion, or (ii) $0.75 cents per

                             CELERITY SYSTEMS, INC.

9. NOTES PAYABLE, LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED) share or $0.50 per share. The Company is obligated to file a Registration Statement and use its best efforts to assure that the Registration Statement is effective within 90 days of the Closing Date. In the event that the Registration Statement is not effective within 90 days the Company will pay damages to the Debenture holder in the amount of 2% for each month the Registration Statement is not effective after the 90 day period. The Company has the right to redeem in part or in full any outstanding debentures at 135% of the principal amount, plus accrued interest. The debentures are subject to mandatory conversion upon maturity. The Company recorded debt discount and additional paid in capital for the $146,285 fair value of the beneficial conversion feature. The Company recognized the difference between the aggregate conversion price of all the convertible debentures issued in 1999 and the current fair market value (on the date of issuance of the convertible debentures) of the shares underlying the convertible debentures as discount on the convertible debentures and as additional paid-in capital. This discount of $375,935 is being amortized as a non-cash interest.

    The maturities of the Company's long-term debt and capital lease obligations as of December 31, 1999, excluding debt discount of $90,700, are as follows:

2000........................................................  $  401,173
2001........................................................     680,000
2002........................................................     314,980
                                                              ----------
                                                               1,396,153
Less current portion........................................    (401,173)
                                                              ----------
Total long-term debt and capital lease obligations..........  $  994,980
                                                              ==========

10. STOCK OPTIONS

    The Company established a stock option plan in 1995 to provide additional incentives to its officers and employees. Eligible persons are all employees employed on the date of grant. Management may vary the terms, provisions and exercise price of individual options granted, with both incentive stock options and non-qualified options authorized for grant. In 1995, the Board of Directors approved the issuance of up to 178,929 options to acquire common shares of which 71,400 and 24,500 were outstanding at December 31, 1998 and 1999, respectively. In 1997 the Company established an additional stock option plan under which 200,000 options to acquire common shares were reserved for issuance. There were 187,520 and 207,920 shares outstanding under the 1997 plan at December 31, 1998 and 1999, respectively.

    Options granted under these plans subsequent to the 1997 initial public offering generally vest over three years and expire ten years from the date of grant.

    During 1997, the Company granted options to acquire 26,000 common shares to a member of the Company's Board and 499,200 to members of management outside the 1995 and 1997 plans. The

                             CELERITY SYSTEMS, INC.

10. STOCK OPTIONS (CONTINUED)
483,200 options which remain outstanding at December 31, 1999 are fully vested and expire ten years from date of grant.

                                                          1998                          1999
                                               ---------------------------   ---------------------------
                                                          WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                                              EXERCISE                      EXERCISE
                                               OPTIONS         PRICE         OPTIONS         PRICE
                                               --------   ----------------   --------   ----------------
Outstanding at beginning of year.............  637,200         $2.30         742,120         $0.78
  Granted....................................  192,420          1.02          30,000          0.66
  Exercised..................................  (46,600)         0.10         (28,800)         0.10
  Forfeited..................................  (40,900)         1.21         (27,700)         0.74
                                               -------         -----         -------         -----
Outstanding at end of year...................  742,120         $0.78         715,620         $0.89

Options exercisable at year end..............  534,600         $0.69         574,458         $0.78

Weighted-average fair value per option
  granted during the year....................  192,420         $0.65          30,000         $0.49

    The following table summarizes information about stock options at December 31, 1998 and 1999:

                               OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                          ------------------------------   ------------------------------
                                        WEIGHTED-AVERAGE
                            NUMBER         REMAINING         NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES           OUTSTANDING   CONTRACTUAL LIFE   OUTSTANDING    EXERCISE PRICE
---------------           -----------   ----------------   -----------   ----------------
December 31, 1998
$0.10...................     47,600           6.65            47,600          $0.10
$0.69...................    620,342           9.21           457,800          $0.69
$1.13...................        200           9.92                --             --
$1.38...................     26,200           8.21            26,200          $1.38
$1.63...................      3,076           9.33                --             --
$2.13...................     40,000           9.00                --             --
$2.94...................      1,702           9.42                --             --
$4.90...................      3,000           7.25             3,000          $4.90

December 31, 1999
$0.10...................     14,000           6.97            14,000          $0.10
$0.66...................     30,000           9.71                --             --
$0.69...................    555,000           7.56           504,554          $0.69
$1.13...................        100           8.93                33          $1.13
$1.38...................     26,000           7.26            26,000          $1.38
$1.63...................      6,152           8.50             2,030          $1.63
$1.88...................      2,666           8.41               879          $1.88
$2.13...................     60,000           8.03            19,800          $2.13
$2.63...................     20,000           8.01             6,600          $2.63
$4.90...................      1,702           8.35               562          $2.94

                             CELERITY SYSTEMS, INC.

10. STOCK OPTIONS (CONTINUED)
    The Company recorded no compensation expense related to options granted in 1998 and 1999, as the exercise price of the options was equal to the fair market value of the Company's common stock at grant dates. Had compensation cost for the options grants been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below at December 31:

                                       1998                        1999
                             -------------------------   -------------------------
                                 AS                          AS
                              REPORTED      PRO FORMA     REPORTED      PRO FORMA
                             -----------   -----------   -----------   -----------
Net loss...................  $(6,955,847)  $(7,098,413)  $(5,408,156)  $(5,560,882)
Net loss per share.........  $     (1.63)  $     (1.67)  $     (1.06)  $     (1.09)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1999; risk-free interest rate of 6.00% in 1998 and 6.36% in 1999, expected dividends of zero in 1998 and 1999, volatility of 42.5% in 1998 and 57.4% in 1999, and expected lives up to ten years.

11. LOSS PER SHARE

    Basic and diluted loss per share were computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during each period. Potential common equivalent shares of 454,411 and 1,079,457 at December 31, 1998 and 1999, respectively, are not included in the computation of per share amounts in the periods because the Company reported a loss from continuing operations.

    Following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share:

                                           FOR THE YEARS            FOR THE SIX MONTHS
                                        ENDED DECEMBER 31,            ENDED JUNE 30,
                                     -------------------------   -------------------------
                                        1998          1999          1999          2000
                                     -----------   -----------   -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
Loss
  Basic and diluted:
    Loss available to common
      stockholders.................  $(6,955,847)  $(5,408,156)  $(1,703,182)  $(3,282,401)
                                     ===========   ===========   ===========   ===========
Shares
  Basic and diluted:
    Weighted-average common shares
      outstanding..................    4,260,327     5,108,954     4,395,137     8,437,406
                                     ===========   ===========   ===========   ===========

                             CELERITY SYSTEMS, INC.

12. CASH FLOWS

    Supplemental disclosure of cash flow information for the years ended December 31, 1998 and 1999, is as follows:

                                                        1998          1999
                                                     -----------   -----------
Cash paid during the year for:
Interest...........................................  $    29,806   $   252,630

    Noncash investing and financing activities:

           1998

           The Company converted $68,820 in accounts and notes payable into $86,024 common stock [SIC]. The difference was recorded as a noncash expense.

           The Company reclassified $278,870 of inventory to equipment.

           The Company incurred capital lease obligations of $258,770 for equipment.

           1999

           The Company converted $380,172 in accounts payable into common stock at face value.

           In 1999, $160,000 of the convertible debentures were converted into common stock.

13. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and certain equipment under operating leases. Future minimum lease payments by year, and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more at December 31, 1999, are as follows:

2000........................................................  $ 59,503
2001........................................................    62,003
2002........................................................    60,501
2003........................................................     2,500
Thereafter..................................................         0
                                                              --------
                                                              $184,507
                                                              ========

    Rent expense for operating leases was $572,437 and $371,367 in 1998 and 1999, respectively.

    The Company entered into a written lease agreement dated November 25, 1997, which was amended on April 1, 1998. The lease was terminated by the landlord as a result of the Company's breach, effective January 29, 1999. Pursuant to an agreement between the Company and the landlord, the Company acknowledged breach of the lease due to its failure to pay the required rental amount, and the landlord agreed to forego its right to immediate possession of the premises until February 20, 1999 if the Company performed certain acts. The agreement provided that any time after February 20, 1999, the landlord could cause its counsel to (a) file a detainer warrant or complaint and (b) submit the answers and agreed judgments executed by the Company if the parties did not enter into a written agreement regarding the portion of the previously leased premises currently occupied by the Company.

                             CELERITY SYSTEMS, INC.

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
The Company is still in negotiations with the Landlord. No assurance can be given as to the successful conclusion of these negotiations.

14. SUBSEQUENT EVENTS (UNAUDITED)

    The Company issued $550,000 aggregate principal amount of 4% convertible debentures in the second quarter of 2000. The debentures have a term of four years and are convertible into the Company's common stock at a price, at the option of the holder, equal to 75% of the average closing bid price of the common stock for the five trading days immediately preceding conversion. The Company recorded debt discount and additional paid in capital for the $457,245 fair value of the beneficial conversion feature. During the second quarter, the holders of all $550,000 of these debentures exercised their option to convert into the Company's common stock. The Company issued 836,298 shares of common stock in connection with these conversions.

    In the first half of 2000, the Company converted $1,787,323 of outstanding debt into common stock upon the initial closing of a private offering. Investors in the private offering received 1,503,738 shares of the Company's common stock, calculated at the average closing bid price of the common stock for the five days immediately prior to acceptance of the investor's subscription agreement less twenty percent. In addition, investors received warrants to purchase common stock at the rate of one warrant for each five dollars of debt converted. The warrants have an exercise price of $1.44 and expire on April 9, 2003.

    In the first half of 2000, the Company issued 1,600,000 shares of common stock in private placements for a value of $1,060,000.

    In April 2000, the Company repriced 100,000 warrants that it had issued to the placement agent in connection with the June 1999 bridge financing from $1.50 per share to $0.94 per share and extended their expiration date from December 15, 2001 to April 3, 2003.

    In August 2000, the Company issued 41 shares of Series A convertible preferred stock. The shares have a liquidation preference of $10,000 per share. The preferred shares are convertible into the Company's common stock at a price equal to 75% of the average closing bid price of the common stock for the five trading days immediately preceding conversion. The Company will record a noncash preferred stock dividend in the third and fourth quarters of 2000 totalling $41,785 for the fair value of the beneficial conversion feature. The placement agent received $41,000 and five-year warrants to purchase 360,000 shares of common stock at $0.70 per share as the placement agent. The fair value of these warrants was determined to be $202,000 which will be recorded as a cost of the offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


Prospectus Summary........................      3

Risk Factors..............................      5

The Company...............................     16

Use of Proceeds...........................     16

Dividend Policy...........................     16

Market Information........................     17

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     18

Business..................................     23

Management................................     30

Principal Stockholders....................     36

Selling Stockholders......................     37

Certain Relationships and Related
  Transactions............................     39

Description of Securities.................     40

Shares Eligible for Future Sale...........     46

Plan of Distribution......................     47

Legal Matters.............................     48

Experts...................................     48

Where You Can Find More Information.......     49

Special Note Regarding Forward Looking
  Statements..............................     49

Index to Consolidated Financial
  Statements..............................    F-1


                                4,646,548 SHARES

                             CELERITY SYSTEMS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                OCTOBER 5, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

    No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Ninth of the Certificate of Incorporation of the Company permits indemnification of directors of the Corporation. Such Article provides as follows:

               "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
           (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

           If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

    Additionally, the Company's Bylaws provide that the Company will indemnify each of its directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby. All of the amounts shown are estimates except for the SEC Registration Fee:

SEC Registration Fee........................................  $    729.88
Legal Fees and Expenses.....................................       80,000
Blue Sky Fees (including counsel fees)......................        5,000
Accounting Fees and Expenses................................       15,000
Transfer Agent and Registrar Fees...........................        3,000
Miscellaneous...............................................        5,000
Total.......................................................  $108,729.18

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the number of shares of Common Stock sold by the Company since September 1997, the consideration received by the Company for such shares, and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities except as indicated. The Company conducted these transactions in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

    On August 31, 2000, we sold 41 shares of Series A preferred stock to accredited investors for $410,000. May Davis received $41,000 and five-year warrants to purchase 360,000 shares of Common Stock at $0.70 per share as a placement fee.

    On June 16, 2000, we sold 1.5 million shares of Common Stock to an accredited investor, for $1,020,000 in cash and the execution of a consulting contract with its affiliate.

    In April 2000, we borrowed $500,000 from a private investor. In May 2000 such investor exchanged all rights under the note for stock and warrants to purchase common stock. M Holdings, Inc. received warrants to purchase 100,000 shares of common stock in connection with these transactions.

    During April and May 2000, we issued an aggregate of 1,503,738 shares of Common Stock and warrants to purchase an aggregate of 357,462 shares of Common Stock to certain of our creditors, including current and former officers and employees, in exchange for the cancellation of an aggregate amount of approximately $1.79 million of indebtedness, including accrued interest. Of such indebtedness, approximately $665,000 was held by the Company's officers and directors and approximately $377,000 was held by other current and former employees.

    In December 1999 and January 2000, we issued 400,000 shares of common stock to David Hultquist, a nominee for our Board of Directors, at the then current market price of the common stock, for a total of $80,000.

    From December 1999 through March 2000, we issued $629,980, aggregate principal amount of 8% subordinated convertible debentures due 2003 to eight private investors. Such debentures are convertible at any time at the option of the holder at a conversion price roughly equal to 75% of the market price of the Common Stock. May Davis received $62,998 as a placement fee.

    During November 1999, we issued $204,980, aggregate principal amount of 8% subordinated convertible debentures due 2002 to five private investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the Common Stock. May Davis received $20,498 as a placement fee.

    During October and November 1999, we issued $110,000, aggregate principal amount of 4% subordinated convertible debentures due 2002 to seven private investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the Common Stock. May Davis received $11,000 as a placement fee.

    On September 30, 1999, we executed a Line of Credit Agreement with an accredited investor, which permitted us to issue up to $5 million in 4% convertible debentures to such investor over the life of the agreement. Since such time, we have issued $550,000 of such debentures. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the Common Stock. May Davis received $35,000 and three-year warrants to purchase 250,000 shares of Common Stock at $0.586 per share as a placement fee.

    In January, February, and March 1999, we issued $600,000, aggregate principal amount, of 9% convertible debentures due 2001 to four accredited investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the Common Stock or four times the five-day average closing bid price for the five days immediately preceding the date of closing for such investor. The Company has issued 1,207,854 shares of Common Stock pursuant to conversion notices relating to $300,000, aggregate principal amount, of these debentures. May Davis, as placement agent, was paid to a 10% cash fee and a 2% fee for non-accountable expenses and repayment of certain other expenses. May Davis received $72,000 and three-year warrants to purchase 100,000 shares of Common Stock at $1.00 per share as a placement fee.

    In October 1998, we issued $450,000, aggregate principal amount, of 7% Notes due 2001 (some were also due in 1999 and 2000) to private investors, including our officers, directors, and employees. Noteholders are also entitled to a royalty based on the number of set top boxes that we sell through 2003.

ITEM 27.  EXHIBITS

    (a) The following exhibits are filed herewith:

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         3.1            Certificate of Incorporation of Celerity Systems, Inc. (1)

         3.2            By laws of Celerity Systems, Inc.(1)

         3.3            Certificate of Designations, Preferences and Rights of
                        Series A Preferred Stock (11)

         4.1            Form of Underwriter's Warrant (1)

         4.2            1995 Stock Option Plan (1)

         4.3            1997 Stock Option Plan (1)

         4.4            Form of Stock Certificate (1)

         4.5            Form of Bridge Warrant (1)

         4.6            Form of 1996 Warrant (1)

         4.7            Form of Hampshire Warrant (1)

         4.8            Form of 1995 Warrant (1)

         4.9 Letter Agreement dated July 15, 1997, between the Company and Mahmoud Youssefi, including exhibits (1)

         4.10 Letter Agreement, dated July 11, 1997, between the Company and Dr. Fenton Scruggs (1)

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         4.11           Form of 9% Convertible Debenture (3)

         4.12           Form of 7% Promissory Note (3)

         4.13 Form of Registration Rights Agreement, between the Company and each of RNI Limited Partnership, First Empire
                        Corporation, Greg A. Tucker and Michael Kesselbrenner (3)

         4.14           Form of Warrant issued April 27, 1999 (4)

         4.15           Shareholders Agreement, dated August 10, 1999, between
                        Celerity Systems, Inc., FutureTrak Merger Corp. and certain parties listed therein. (5)

         4.16 Registration Rights Agreement, dated September 30, 1999, between the Company and GMF Holdings (6)

         4.17           Form of Debenture in connection with Line of Credit
                        Agreement, dated
                        September 30, 1999 (6)

         4.18           Form of Warrant issued September 30, 1999 (9)

         4.19           Form of 4% Convertible Debenture due 2002 between the
                        Company and each of John Bridges, John Faure, Loni
                        Spurkeland, Robert Dettle, Michael Genta, Lennart
                        Dallgren.(9)

         4.20           Form of 8% Convertible Debenture due 2002 between the
                        Company and each of Richard T. Garrett, W. David McCoy,
                        Dominick Chirarisi, Gilda R. Chirarisi, Joseph C. Cardella,
                        Carl Hoehner. (9)

         4.21           Form of 8% Convertible Debenture due 2003 between the
                        Company and John Bolliger. (9)

         4.22           Form of Registration Rights Agreement, between Celerity and each of John Bridges, John Faure, Loni Spurkeland, Robert
                        Dettle, Michael Genta, Lennart Dallgren. (9)

         4.23           Form of Registration Rights Agreement, between Celerity and each of Richard T. Garrett, W. David McCoy, Dominick
                        Chirarisi, Gilda R. Chirarisi, Joseph C. Cardella, Carl
                        Hoehner. (9)

         4.24           Form of Registration Rights Agreement, between Celerity and
                        John Bolliger. (9)

         4.25           Form of 8% Convertible Debenture due 2003 between the
                        Company and each of Sui Wa Chau, Qinu Guan, Peter Chenan
                        Chen, K&M Industry, Inc., Michael Dahlquist, Denise and
                        Vernon Koto and Rance Merkel. (10)

         4.26           Form of Registration Rights Agreement, between Celerity and each of Sui Wa Chau, Qinu Guan, Peter Chenan Chen, K&M
                        Industry, Inc., Michael Dahlquist, Denise and Vernon Koto
                        and Rance Merkel. (10)

         4.27 Securities Purchase Agreement, dated August 31, 2000, between Celerity Systems, Inc. and the Investors indicated therein. (11)

         4.28           Registration Rights Agreement, dated August 31, 2000,
                        Celerity Systems, Inc. and the Investors indicated therein.
                        (11)

         5.1            Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP re:
                        legality (12)

        10.1 Employment Agreement, dated January 7, 1997, as amended, between the Company and Kenneth D. Van Meter (1)

        10.2            Employment, Non-Solicitation, Confidentiality and
                        Non-Competition Agreement, dated as of May 1, 1996, between the Company and Glenn West (1)

        10.3 Termination Agreement, dated as of April 5, 1997, between the Company and Mahmoud Youssefi (1)

        10.4            [Reserved]

        10.5            Letter Agreement, dated March 13, 1997, between the Company and William Chambers (1)

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.6            Letter Agreement, dated July 24, 1997, between the Company and Mark. C. Cromwell (1)

        10.7            Exclusive OEM/Distribution Agreement, dated March 10, 1995, between the Company and InterSystem Multimedia, Inc.(1)

        10.8            Purchase Order Agreement, dated June 26, 1995, between
                        Tadiran Telecommunications Ltd. and the Company (1)

        10.9 License Agreement, dated as of September 26, 1996, between the Company and En Kay Telecom Co., Ltd.(1)

        10.10 License Agreement, dated as of February 21, 1997, between the Company and En Kay Telecom Co., Ltd.(1)

        10.11           Remarketer Agreement, dated as of June 15, 1997, between the
                        Company and Minerva Systems, Inc.(1)

        10.12           Memorandum of Understanding, dated April 25, 1996, between
                        Integrated Network Corporation and the Company (1)

        10.13           Letter of Agreement, dated March 31, 1993, between the
                        Company and Herzog, Heine & Geduld, Inc. and Development
                        Agreement attached thereto (1)

        10.14           Subcontract Agreement, dated June 26, 1997, between Unisys
                        Corporation and the Company (1)

        10.15           Lease Agreement for Crossroad Commons, dated November 25,
                        1996, as amended, between Lincoln Investment
                        Management, Inc., as attorney in fact for the Lincoln
                        National Life Insurance Company, and the Company (1)

        10.16           Lease Agreement, dated November 25, 1997, between
                        Centerpoint Plaza, L.P. and the Company (2)

        10.17           Letter Agreement, dated October 3, 1997, between Dennis
                        Smith and the Company (2)

        10.18           Letter Agreement, dated January 8, 1998, between James Fultz and the Company (2)

        10.19 Amendment to Employment, Non-Solicitation, Confidentiality and Non-Competition Agreement, dated January 1, 1999, between the Company and Glenn West (3)

        10.20           Form of Subscription Agreement, between the Company and each of RNI Limited Partnership, First Empire Corporation, Greg
                        A. Tucker and Michael Kesselbrenner (3)

        10.21           Form of Subscription Agreement, between the Company and each of Donald Alexander, Leo Abbe, Centerpoint Plaza, L.P.,
                        William Chambers, Fenton Scruggs, Dennis Smith, Kenneth Van
                        Meter George Semb and Rodney Conard (3)

        10.22 Form of Royalty Agreement, between the Company and each of Donald Alexander, Leo Abbe, Centerpoint Plaza, LP, William
                        Chambers, Fenton Scruggs, Dennis Smith, Kenneth Van Meter,
                        George Semb and Rodney Conard (3)

        10.23           Agreement and Plan of Merger, dated August 10, 1999, between
                        Celerity Systems, Inc., FutureTrak Merger Corp. and
                        FutureTrak International, Inc. (5)

        10.24           Line of Credit Agreement, dated September 30, 1999, between
                        GMF Holdings, May Davis Group and the Company. (6)

        10.25           Termination Agreement, dated December 7, 1999, between the
                        Company, FutureTrak Merger Corp. and FutureTrak
                        International, Inc. (7)

        10.26 Manufacturing Agreement, dated November 30, 1999, between the Company, Primax Electronics, Ltd and Global Business
                        Group, Ltd. (8)

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.27           Lease, dated December 17, 1999, between Andy Charles
                        Johnson, Raymond Perry Johnson, Tommy F. Griffin and the
                        Company. (8)

        23.1            Consent of PricewaterhouseCoopers, LLP (previously filed)

        23.2            Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                        (contained in Exhibit 5.1)


------------------------

(1) Filed as an Exhibit to the Registration Statement on Form SB-2 (Registration No. 333-33509).

(2) Filed as an Exhibit to the Form 10-KSB for the year ended December 31, 1997.

(3) Filed as an Exhibit to the Form 10-KSB/A for the year ended December 31, 1998.

(4) Filed as an Exhibit to the Registration Statement on Form S-3 (Registration No. 333-81099).

(5) Filed as an Exhibit to the Form 8-K filed September 14, 1999.

(6) Filed as an Exhibit to the Form 8-K filed October 8, 1999.

(7) Filed as an Exhibit to the Form 8-K filed December 8, 1999.

(8) Filed as an Exhibit to the Form 8-K filed January 5, 2000.

(9) Filed as an Exhibit to the Registration Statement on Form S-3 filed February 15, 2000.

(10) Filed as an Exhibit to the Form 8-K filed March 23, 2000.

(11) Filed as an Exhibit to the Form 8-K filed August 31, 2000.

(12) Filed herewith.

ITEM 28.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           (iii) to include any additional or changed material information on the plan of distribution;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       CELERITY SYSTEMS, INC.

                                                                     /s/ KENNETH D. VAN METER
                                                            -----------------------------------------
                                                                       Kenneth D. Van Meter
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


October 2, 2000


    In accordance with the Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
              /s/ KENNETH D. VAN METER                 President, and Chairman of    October 2, 2000
     -------------------------------------------         the Board of Directors,
                Kenneth D. Van Meter                     principal executive
                                                         officer, principal
                                                         accounting officer and
                                                         principal financial
                                                         officer

                   /s/ GLENN WEST                      Director                      October 2, 2000
     -------------------------------------------
                     Glenn West

                 /s/ FENTON SCRUGGS                    Director                      October 2, 2000
     -------------------------------------------
                   Fenton Scruggs

                 /s/ STEPHEN PORTCH                    Director                      October 2, 2000
     -------------------------------------------
                   Stephen Portch

                 /s/ MARK BRAUNSTEIN                   Director                      October 2, 2000
     -------------------------------------------
                   Mark Braunstein

                /s/ DONALD GREENHOUSE                  Director                      October 2, 2000
     -------------------------------------------
                  Donald Greenhouse


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